                                                FILED PURSUANT TO RULE 424(b)(2)
                                                      REGISTRATION NO. 333-25787

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MAY 6, 1997)



                                 500,000 SHARES

                              LTC PROPERTIES, INC.

                                  COMMON STOCK
                                _______________


LTC Properties, Inc. (the "Company") is hereby offering (the "Offering") 500,000 shares (the "Shares") of the Company's common stock, $.01 par value per share (the "Common Stock"). The Company is a health care real estate investment trust ("REIT") that invests in long-term care and other health care related facilities through mortgage loans, facility lease transactions and other investments.

The Company's Common Stock is listed on the New York Stock Exchange ("NYSE") under the symbol "LTC." On September 24, 1997, the last reported sale price on the NYSE of the Common Stock was $18.8125 per share. In order to qualify as a REIT, the Company has limited actual or constructive ownership to no more than 9.8% of the Common Stock (including Common Stock into which the Company's outstanding debt is convertible or exchangeable) by any holder.


    SEE "RISK FACTORS" BEGINNING ON PAGE 4 IN THE ACCOMPANYING PROSPECTUS FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY AND ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            _______________________


THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.


                Price to    Underwriting Discounts   Proceeds to
                 Public        and Commissions       Company (1)
----------------------------------------------------------------
Per Share        $18.15             $0.00               $18.15
Total          $9,075,000           $0.00             $9,075,000
================================================================

(1)  Before deducting estimated expenses of $50,000 payable by the Company.

         The date of this Prospectus Supplement is September 26, 1997.

                                  THE COMPANY

The Company is a health care real estate investment trust (a "REIT") which invests in long-term care and other health care related facilities through mortgage loans, facility lease transactions and other investments. The primary objective of the Company is to provide current income for distribution to stockholders through real estate investments primarily in skilled nursing facilities and assisted living facilities managed by experienced operators providing quality care. To meet this objective, the Company attempts to invest in transactions that would provide the opportunity for additional returns to its stockholders and diversify its investment portfolio by geographic location, operator and form of investment. At June 30, 1997, the Company's portfolio included investments in 267 skilled nursing facilities with a total of 30,670 beds and 62 assisted living facilities with 2,516 units in 32 states.


                              RECENT DEVELOPMENTS

Completed Investments

  Between July 1 and August 31, 1997, the Company completed investments totaling $37,526,000. In conjunction with these investments, $4,286,000 of construction loans made by the Company matured and were repaid. In addition, the Company sold one skilled nursing facility for $4,530,000 and issued a $3,171,000 first mortgage loan in connection with such sale.

Conversion of Convertible Subordinated Debentures

  Between July 1 and August 31, 1997, an additional $6,639,000 in principal amount of convertible subordinated debentures converted into 425,966 shares of the Company's common stock at prices ranging from $10.00 to $17.25 per share.

Equity Offering

     In August 1997, the Company completed the sale of 500,000 shares of the Company's common stock at $18.50 per share in a public offering. The net proceeds of approximately $9,025,000 from the sale were used to pay down borrowings under the Company's lines of credit.

Additional Financing

     In August 1997, the Company obtained a 90-day $10,000,000 loan at LIBOR plus 1% with a 0.25% fee (the "90-Day Loan"). In September 1997, the Company obtained a 45-day $10,000,000 loan at a Reference Rate (the "45-Day Loan"). In addition, in order to further hedge a securitization transaction the Company anticipates it will complete during the fourth quarter of 1997, the Company entered into a hedge agreement which is required to be settled by December 15, 1997. In connection with this agreement, the Company locked into a rate of 6.39% on the seven-year Treasury Note Rate on a notional amount of $65,000,000. Upon settlement of this transaction, the Company will either receive or make a payment based on the change in the seven-year Treasury Note Rate.

  The Company is currently negotiating a $150,000,000 unsecured revolving line of credit with certain banks to provide the Company with short term borrowings (the "New Credit Facility") and anticipates that the terms of the New Credit Facility will be substantially the same as the existing $45,000,000 unsecured line. See "Use of Proceeds." The Company expects to close the New Credit Facility in the next few months. The Company expects to borrow sufficient funds under this New Credit Facility to repay all borrowings outstanding under its existing lines of credit, including the 90-Day Loan and the 45-Day Loan. Concurrently with the repayment, the existing lines of credit totaling $129,000,000, the 90-Day Loan and the 45-Day Loan will be terminated. See "Use of Proceeds."

Certain Transactions with Home and Community Care, Inc., and Assisted Living Concepts, Inc.

  During 1997, the Company provided a $50,000,000 commitment to Home and Community Care, Inc. ("HCI"). HCI is a home health, hospice care and durable equipment provider that is also engaged in developing 39 assisted living facilities in five states (the "HCI Sites") The Company owns 2,000,000 shares of non-voting common stock of HCI, or approximately 41% of HCI's nonvoting and voting common stock. In September 1997, the Company's Board of Directors authorized an increase in the Company's investments in assisted living facilities from 30% to 35% and in assisted living facilities operated by Assisted Living Concepts, Inc. ("ALC"), an owner, operator and developer of assisted living residences, from 15% to 20% of its adjusted gross real estate investment portfolio. On September 8, 1997, ALC agreed in principle to acquire HCI. See "Certain Transactions with Assisted Living Affiliates."

Management Changes

     On September 8, 1997, the Company announced that Mr. William McBride III resigned as President, Chief Operating Officer and Director of the Company to become the Chief Executive Officer of ALC. Mr. McBride has been the Chairman of ALC since its inception. On such date, Mr. Andre Dimitriadis also resigned as Director of ALC. In addition, Mr. James J. Pieczynski assumed the position of President effective on September 8, 1997, in addition to his present position as Chief Financial Officer of the Company. See "Certain Transactions with Assisted Living Affiliates."

Proposed Mergers

     On February 18, 1997, Sun Healthcare Group, Inc. ("Sun") announced an agreement to acquire by merger Retirement Care Associates ("RCA") and HealthSouth Corp. ("HSC") announced an agreement to acquire Horizon Healthcare Corporation ("HHC") by merger. Both of these proposed mergers are subject to the satisfaction of customary conditions, including receipt of shareholder, regulatory and lender approvals. As of June 30, 1997, Sun and RCA operated 26 and 39 facilities, respectively, representing approximately 7.85% ($58,192,000) and 14.45% ($107,203,000), respectively, of the Company's adjusted gross real estate investment portfolio (adjusted to include the mortgage loans to third parties underlying the $90,374,000 investment in REMIC Certificates). If completed, the Sun/RCA merger will result in Sun operating facilities representing approximately 22.30% ($165,395,000) of the Company's adjusted gross real estate investment portfolio. As of June 30, 1997, HHC operated 16 facilities representing approximately 7.78% ($57,714,000) of the Company's adjusted gross real estate investment portfolio. Sun, RCA, HSC, and HHC are publicly-traded companies, and other information regarding these operators is on file with the Securities and Exchange Commission.

                                USE OF PROCEEDS

     All of the net proceeds from the Offering will be used to pay down borrowings outstanding under the Company's lines of credit as described below. Although borrowings under the lines of credit will be paid down with the proceeds from the Offering, the Company expects to incur additional indebtedness to finance future investments.

     The Company has a $45,000,000 unsecured revolving credit agreement (the "Credit Agreement") with certain banks to provide the Company with short-term borrowings which are used to make real estate investments. Borrowings under the Credit Agreement bear interest at LIBOR plus 1.5% and the Credit Agreement expires on May 31, 1998. As of September 24, 1997, the Company had $24,620,000 outstanding under the Credit Agreement bearing an average interest rate of approximately 7.2%.

     The Company has an $84,000,000 repurchase agreement (the "Repurchase Agreement") with an institution to provide the Company with short-term borrowings in an amount based on the Company's existing mortgages loans with no additional commitment or unused fees. Borrowings under the Repurchase Agreement are also used to make real estate investments and are secured by certain of the Company's mortgage loans and mature on or before November 15, 1997; however, the Company has historically been able to renew the Repurchase Agreement.
Borrowings under the Repurchase Agreement bear interest at LIBOR plus 2.0%. As of September 24, 1997, the Company had $81,142,000 outstanding, excluding accrued interest, under the Repurchase Agreement bearing an interest rate of approximately 7.7%.

     In August 1997, the Company obtained its 90-Day Loan at LIBOR plus 1% with a 0.25% fee. As of August 31, 1997, the Company had $10,000,000 outstanding under the bank loan bearing an interest of 6.72%. The loan matures on November 10, 1997. In September 1997, the Company obtained its 45-Day Loan with a bank at a Reference Rate with no commitment fees. As of September 24, 1997, the Company had $10,000,000 outstanding under the 45-Day Loan bearing an interest rate of approximately 8.5%.

     The Company is currently negotiating a $150,000,000 unsecured revolving line of credit with certain banks to provide the Company with short term borrowings and anticipates that the terms of the New Credit Facility will be substantially the same as the existing $45,000,000 unsecured line. The Company expects to close the New Credit Facility in the next few months. The Company expects to borrow sufficient funds under this New Credit Facility to repay all borrowings outstanding under its existing lines of credit, including the 90-Day Loan and the 45-Day Loan. Concurrently with the repayment, the existing lines of credit totaling $129,000,000, the 90-Day Loan and the 45-Day Loan will be terminated.

     The Company also anticipates completing a securitization transaction during the fourth quarter of 1997 which the Company expects will generate net proceeds ranging from $115,000,000 to $130,000,000. The net proceeds from this transaction will be used to repay borrowings outstanding under the Company's lines of credit, the 90-Day Loan and the 45-Day Loan.

     Based on the estimated net proceeds from this offering, the remaining borrowing capacity of approximately $20,380,000 under the existing lines of credit, the anticipated net proceeds from the securitization transaction, and the amount available under the Company's shelf registration statement after the completion of this Offering, the Company believes that it has sufficient funds available to fund additional investments. Although portions of the borrowings under the Company's lines of credit will be paid down with proceeds from the Offering, the Company expects to incur additional indebtedness to finance future investments.

             CERTAIN TRANSACTIONS WITH ASSISTED LIVING AFFILIATES

HOME AND COMMUNITY CARE, INC.

During 1997, the Company provided a $50,000,000 commitment to HCI. HCI is a home health, hospice care and durable equipment provider that is also engaged in developing 39 assisted living facilities at the HCI Sites. The Company owns 2,000,000 shares of non-voting common stock of HCI, or approximately 41% of HCI's nonvoting and voting common stock, which it acquired for $5,000,000 in the form of a demand note, of which $1,568,300 had been funded as of September 8, 1997. HCI had 2,856,000 shares of voting stock outstanding at September 8, 1997, in addition to the 2,000,000 shares of non-voting common stock that is owned by the Company. At September 8, 1997, Mr. Dimitriadis served as executive officer and director of HCI while Mr. Pieczynski served as executive officer of HCI. As of September 8, 1997, four executive officers of the Company owned approximately 43% of HCI's outstanding voting common stock (25% of voting and nonvoting common stock).

On September 8, 1997, ALC agreed in principle to acquire HCI in a stock and cash merger. Upon consummation of the merger, the Company will receive approximately 125,000 shares of ALC stock. ALC and HCI have also agreed in principle on the terms of the earnout agreement, which will provide LTC with additional shares of ALC common stock and cash depending upon the number of HCI Sites that are ultimately placed in operation by ALC. For each completed residence, the Company, as a 41% shareholder of HCI, will receive an additional $120,000 in ALC stock or cash. ALC and HCI are currently negotiating the final terms of a definitive acquisition agreement. The HCI acquisition will not be consummated unless, among other things, the definitive acquisition agreement has been approved by the Board of Directors of each of ALC and HCI and by the stockholders of HCI.

In connection with this merger, Mr. William McBride III resigned on September 8, 1997 as President and Chief Operating Officer of the Company in order to become the Chief Executive Officer of ALC. Mr. McBride, who has been the Chairman of the Board of ALC since its inception, also resigned from the Board of LTC, and Mr. Andre Dimitriadis, the Company's Chairman of the Board and Chief Executive Officer, resigned from the Board of ALC. To assist in financing the development of ALC's assisted living residences as well as the HCI residences, the Company entered into a $70,000,000 commitment for sale-leaseback financing with ALC. This commitment is in addition to the $50,000,000 commitment that HCI had previously received from the Company for the construction and permanent financing which would transfer to ALC upon completion of the merger.

ASSISTED LIVING CONCEPTS, INC.

In September 1997, the Company's Board of Directors authorized an increase in the Company's investments in assisted living facilities from 30% to 35% and in assisted living facilities operated by ALC from 15% to 20% of its adjusted gross real estate investment portfolio (adjusted to include the mortgage loans to third parties underlying the $90,374,000 investment in REMIC Certificates). Prior to September 8, 1997, two of the Company's executive officers served as members of the Board of Directors of ALC. As of September 8, 1997, three executive officers of the Company owned approximately 1.69% of ALC's common stock. As of June 30, 1997, the Company had investments in assisted living facilities totaling approximately $130,514,000 and in properties operated by ALC of approximately $86,820,000 or 17.6% and 11.7%, respectively, of the Company's total adjusted gross real estate investment portfolio.

CARRIAGE HOUSE ASSISTED LIVING, INC.

In September 1996, the Company received a 9.9% interest in Carriage House Assisted Living, Inc. ("Carriage"), a privately-held corporation that develops, sells, leases and operates assisted living facilities in Nebraska and Iowa. LTC received its 9.9% interest in Carriage in return for its commitment to provide construction financing for the first five facilities developed by Carriage in Nebraska, and LTC's further commitment to provide permanent financing on the first ten facilities developed by Carriage through the completion of sale/leaseback transactions. This commitment was amended to allow for up to six construction loans to be outstanding at any one time. The sale/leaseback transactions will be consummated only when construction of each facility has been completed and a certificate of occupancy (or equivalent permit) has been issued. Both the construction loans and the sale/leaseback transactions with Carriage are subject to the Company's underwriting standards and other requirements. The construction loans made by LTC to Carriage are guaranteed by Consulting, Management and Education, Inc. ("CME"), a privately held multi-state operator of long-term care facilities which provides a broad range of services in the long-term care industry. CME operates six of the Company's owned skilled nursing facilities. In addition, ALC, in return for an option to purchase all of the outstanding stock or assets of Carriage, has committed to LTC that, upon any uncured default under any one or more of Carriage's leases, ALC will assume all of Carriage's obligations and liabilities under the defaulted lease and take over operation of the related facility. Currently, Mr. Dimitriadis serves as a director of Carriage. In addition, four of the Company's executive officers owned approximately 19.05% of Carriage. As of August 31, 1997, the Company had completed sale/leaseback transactions with Carriage on three assisted living facilities for a total purchase price of $7,059,000. In addition, the Company had entered into five construction loans with Carriage in the total combined maximum amount of $10,680,000 and had disbursed $3,268,000 in respect of those five loans. Amounts outstanding under such loans bear interest at the prime rate plus 2%. As of August 31,1997, the Company had an outstanding commitment to provide two additional construction loans to Carriage in the maximum amount of $4,080,000 providing that one of the outstanding construction loans was paid off through a sale leaseback transaction.

     In July 1997, ALC announced that it had agreed, in principle, to acquire Carriage. It is contemplated that the transaction will be completed by October 1997 for approximately $6,000,000 of ALC's common stock. Completion of the transaction is subject to negotiation of a satisfactory definitive agreement and receipt of normal regulatory and third party consents and approvals.


                                 LEGAL MATTERS

     The validity of the Shares offered hereby will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland. Certain legal matters will be passed upon for the Company by Latham & Watkins, Los Angeles, California.

PROSPECTUS
----------
                              LTC PROPERTIES, INC.

                                   SECURITIES


     LTC Properties, Inc. (the "Company") is a health care real estate investment trust which may offer from time to time, in one or more series, its debt securities (the "Debt Securities"), shares of its Preferred Stock, $.01 par value per share (the "Preferred Stock"), and shares of its Common Stock, $.01 par value per share (the "Common Stock"). The Debt Securities, Preferred Stock and Common Stock are collectively referred to herein as the "Securities." The Securities will have an aggregate offering price of up to $150,000,000 and will be offered on terms to be determined at the time of the offering.

     In the case of Debt Securities, the specific title, the aggregate principal amount, the ranking, the purchase price, the maturity, the rate and time of payment of any interest, any redemption or sinking fund provisions, any conversion provisions and any other specific term of the Debt Securities will be set forth in an accompanying supplement to this Prospectus (the "Prospectus Supplement"). In the case of Preferred Stock, the specific number of shares, designation, stated value per share, liquidation preference per share, issuance price, dividend rate (or method of calculation), dividend payment dates, any redemption or sinking fund provisions, any conversion rights and other specific terms of the series of Preferred Stock will be set forth in an accompanying Prospectus Supplement. In the case of Common Stock, the specific number of shares and issuance price per share will be set forth in an accompanying Prospectus Supplement. The Prospectus Supplement will also disclose whether the Securities will be listed on a national securities exchange and, if they are not to be listed, the possible effects thereof on their marketability.

     The Securities may be sold: (i) directly by the Company; (ii) through underwriting syndicates represented by one or more managing underwriters, or through one or more underwriters without a syndicate; and (iii) through agents designated from time to time. The names of any underwriters or agents of the Company involved in the sale of the Securities in respect of which this Prospectus is being delivered and any applicable commissions or discounts will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." The net proceeds to the Company from such sale will be set forth in the Prospectus Supplement.

     The Company's Common Stock is traded on the New York Stock Exchange (the "NYSE") under the symbol "LTC." On April 18, 1997, the closing sale price of the Common Stock on the NYSE was $ 17.50 per share.

                               __________________

        SEE "RISK FACTORS" COMMENCING ON PAGE 4 FOR CERTAIN INFORMATION
              THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                              ___________________

    THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF SECURITIES UNLESS
                    ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

                  THE DATE OF THIS PROSPECTUS IS MAY 6, 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Electronic filings made through the Electronic Data Gathering Analysis and Retrieval System are publicly available through the Commission's web site (http://www.sec.gov) In addition, reports, proxy material and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. The Prospectus and any accompanying Prospectus Supplement do not contain all of the information included in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Securities, reference is hereby made to the Registration Statement including the exhibits and schedules thereto. Statements contained in this Prospectus and any accompanying Prospectus Supplement concerning the provisions or contents of any contract, agreement or any other document referred to herein are not necessarily complete. With respect to each such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matters involved, and each such statement shall be deemed qualified in its entirety by such reference to the copy of the applicable document filed with the Commission. The Registration Statement including the exhibits and schedules thereto, may be inspected without charge at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. and copies of it or any part thereof may be obtained from such office, upon payment of the fees prescribed by the Commission.



                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents filed by the Company with the Commission under the Exchange Act are incorporated herein by reference:

     (1) The Annual Report of the Company on Form 10-K for its fiscal year ended December 31, 1996 (the "1996 Form 10-K");

     (2) The Current Report of the Company on Form 8-K filed with the Commission on March 7, 1997; and

     (3) The Company's definitive proxy statement for the Annual Meeting of Stockholders to be held on May 19, 1997.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is, or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents which have been incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to the Company's principal executive offices, Attention:
James J. Pieczynski, Senior Vice President and Chief Financial Officer, LTC Properties, Inc., 300 Esplanade Drive, Suite 1860, Oxnard, California 93030, telephone number (805) 981-8655.

                                  THE COMPANY

     The Company is a health care real estate investment trust (a "REIT") which invests in long-term care and other health care related facilities through mortgage loans, facility lease transactions and other investments. The primary objective of the Company is to provide current income for distribution to stockholders through real estate investments primarily in skilled nursing facilities managed by experienced operators providing quality care. To meet this objective, the Company attempts to invest in transactions that provide the opportunity for additional returns to its stockholders and diversify its investment portfolio by geographic location, operator and form of investment.

     The Company commenced operations on August 25, 1992, the closing date of the Company's $150,000,000 initial public offering of common stock and convertible debentures (the "Initial Offering"). Immediately following the Initial Offering, the Company made mortgage loans totaling approximately $75,000,000 to 15 partnerships. This transaction included 40 skilled nursing facilities, located in nine states. In March 1994, the Company completed a follow-on public offering of 4,800,000 shares of common stock for gross proceeds of $63,600,000. Between 1994 and 1996, the Company completed five offerings of convertible subordinated debentures totaling $151,500,000. In January 1997, the Company completed another offering of 1,000,000 shares of common stock for gross proceeds of $17,750,000. In March 1997, the Company completed an offering of 3,080,000 shares of 9.5% Series A Cumulative Preferred Stock for gross proceeds of $77,000,000.

     At December 31, 1996, the Company had total investments of approximately $481,745,000. Of this amount, approximately 44.0% were investments in long-term care facilities owned by the Company and leased to operators, approximately 36.8% were net investments in mortgage loans and approximately 19.2% were investments in mortgage-backed securities that are backed by pools of mortgage loans originated by the Company. At December 31, 1996, the Company's portfolio consisted of 248 skilled nursing facilities with a total of 28,628 beds and 35 assisted living facilities with a total of 1,456 units in 32 states.

     Owned Properties. At December 31, 1996, the Company owned and leased to health care operators 49 skilled nursing facilities with a total of 6,520 beds and 24 assisted living facilities with a total of 868 units in 17 states representing a total net investment of approximately $211,938,000. Approximately 60.4% of the revenue from leased facilities is derived from facilities operated by publicly traded corporations. These long-term care facilities are leased pursuant to non-cancelable triple net leases, generally with an initial term of ten to twelve years. Many of the leases contain renewal options and some contain options that permit the lessee to purchase the facilities. Most of the leases provide for annual fixed rent increases or increases based on increases in consumer price indices over the term of the lease. In addition, certain of the leases provide for additional rent through participation in incremental revenue growth.

     Mortgage Loans. At December 31, 1996, the Company had investments of approximately $177,262,000 in 67 mortgage loan receivables secured by first mortgages on 73 skilled nursing facilities with a total of 8,672 beds and 11 assisted living residences with a total of 588 units located in 23 states. The mortgage loans, which individually range from $302,500 to $11,240,000 in principal amount, have current interest rates ranging from 9.16% to 13.20%. The mortgage loans generally have 25-year amortization schedules with balloon payments due from 1997 to 2017 and provide for certain facility fees. Most of the mortgage loans have prepayment fees and provide for specified increases in the initial interest rate. In general, the Company's mortgage loans may not be prepaid except in the event of a sale of the facility to a third party that is not affiliated with the borrower.

     Mortgage-backed Securities. At December 31, 1996, the Company had investments of approximately $92,545,000 in subordinated mortgage-backed pass-through certificates collateralized by 85 first mortgage loans on 148 skilled nursing facilities with a total of 16,064 beds in 24 states. The mortgage loans, all of which were originated by the Company, have individual principal balances ranging from approximately $297,000 to $13,760,000, have a weighted-average interest rate of approximately 11.21% and generally have 25-year amortization schedules with balloon payments due from 1999 to 2015.

     The Company was incorporated in Maryland in May 1992. The principal executive offices of the Company are located at 300 Esplanade Drive, Suite 1860, Oxnard, California 93030; telephone number (805) 981-8655. Unless the context indicates otherwise, references herein to the Company include the Company's subsidiary.

                                  RISK FACTORS

     Prospective investors should carefully consider the following factors in addition to those discussed elsewhere in this Prospectus and in an accompanying Prospectus Supplement:


GOVERNMENT REGULATION

     Health Care Reform. The health care industry is facing various challenges, including increased government and private payor pressure on health care providers to control costs, the migration of patients from acute care facilities into extended care and home care and continued consolidation of health care providers (both vertically and horizontally). The pressure to control health care costs intensified during 1993 and 1994 as a result of the national health care reform debate and will continue as efforts to balance the federal budget focus significantly on slowing the rate of growth in federal health care expenditures. In the last several years, the federal budget process has produced bills calling for reduced future reimbursement to hospitals under the existing Medicare system, the establishment of a prospective payment system for Medicare reimbursement of long-term care, reduced growth in future Medicaid reimbursement and the establishment of a "block grant" program that would give states greater discretion in designing and administering their Medicaid programs than presently afforded under federal law. As substantial annual losses in Medicare Trust Fund reserves threaten the solvency of the federal program, it is anticipated that further debate on overall structural reform of federal health care programs will affect additional legislative action on cost-containment.

     Federal health care legislation ultimately enacted in 1996 focused on assuring portability of employee health care benefits and increasing enforcement powers of federal agencies that investigate and prosecute fraud and abuse in federally funded health care programs. Additional refinements and enhancements to those prosecutorial powers will continue to be proposed.

     The Company believes that government and private efforts to contain and reduce health care costs will continue. These trends are likely to lead to reduced or slower growth in reimbursement for certain services provided by some of the Company's borrowers and lessees. The Company believes that the vast nature of the health care industry, the financial strength and operating flexibility of its operators and the diversity of its portfolio will mitigate against the impact of any such diminution in reimbursement. However, the Company cannot predict whether any of the above proposals or any other proposals will be adopted, and if adopted, no assurance can be given that the implementation of such reforms will not have a material adverse effect on the Company's financial condition or results of operations.

     Potential Operator Loss of Licensure or Certification. The health care industry is highly regulated by federal, state and local law, and is directly affected by state and local licensure, fines, and loss of certification to participate in the Medicare and Medicaid programs, as well as potential criminal penalties. The failure of any borrower or lessee to comply with such laws, requirements and regulations could affect its ability to operate the facility or facilities and could adversely affect such borrower's or lessee's ability to make debt or lease payments to the Company.

     In the past several years, due to rising health care costs, there has been an increased emphasis on detecting and eliminating fraud and abuse in the Medicare and Medicaid programs. Payment of any consideration in exchange for referral of Medicare and Medicaid patients is generally prohibited by federal statute, which subjects violators to severe penalties, including exclusion from the Medicare and Medicaid programs, fines, and even prison sentences. In recent years, both federal and state governments have significantly increased investigation and enforcement activity to detect and punish wrongdoers. In addition, legislation has been adopted at both state and federal levels that severely restricts the ability of physicians to refer patients to entities in which they have a financial interest.

     It is anticipated that the trend toward increased investigation and informant activity in the area of fraud and abuse, as well as self-referral, will continue in future years. In the event that any borrower or lessee were to be found in violation of laws regarding fraud, abuse or self-referral, that borrower's or lessee's ability to operate a health care facility could be jeopardized, which could adversely affect the borrower's or lessee's ability to make debt or lease payments to the Company and, thereby, adversely affect the Company.

     Reliance on Government Reimbursement. A significant portion of the revenue of the Company's borrowers and lessees is derived from governmentally-funded reimbursement programs, such as Medicare and Medicaid. These programs are highly regulated and subject to frequent and substantial changes resulting from legislation, adoption of rules and regulations, and administrative and judicial interpretations of existing law. In recent years, there have been fundamental changes in the Medicare program which have resulted in reduced levels of payment for a substantial portion of health care services. Moreover, health care facilities have experienced increasing pressures from private payers attempting to control health care costs, and reimbursement from private payers has in many cases effectively been reduced to levels approaching those of government payers.

     In many instances, revenues from Medicaid programs are already insufficient to cover the actual costs incurred in providing care to those patients. Governmental and popular concern regarding health care costs may result in significant reductions in payment to health care facilities, and there can be no assurance that future payment rates for either governmental or private health care plans will be sufficient to cover cost increases in providing services to patients. Any changes in reimbursement policies which reduce reimbursement to levels that are insufficient to cover the cost of providing patient care could adversely affect revenues of the Company's borrowers and lessees and thereby adversely affect those borrowers' and lessees' abilities to make their debt or lease payments to the Company. Failure of the borrowers or lessees to make their debt or lease payments would have a direct and material adverse impact on the Company.


COMPETITION

     The Company competes with other REITs, real estate partnerships, health care providers and other investors, including but not limited to banks and insurance companies, many of which will have greater financial resources than the Company, in the acquisition, leasing and financing of health care facilities. There can be no assurance that suitable investments will be identified or that investments can be consummated on commercially reasonable terms.


ENVIRONMENTAL MATTERS

     Under various federal, state and local environmental laws, ordinances and regulations, an owner of real property or a secured lender (such as the Company) may be liable in certain circumstances for the costs of removal or remediation of certain hazardous or toxic substances at, under or disposed of in connection with such property, as well as certain other potential costs relating to hazardous or toxic substances (including government fines and damages for injuries to persons and adjacent property). Such laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence or disposal of such substances and may be imposed on the owner in connection with the activities of an operator of the property. The cost of any required remediation, removal, fines or personal or property damages and the owner's liability therefore could exceed the value of the property, and/or the assets of the owner. In addition, the presence of such substances, or the failure to properly dispose of or remediate such substances, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral which, in turn, would reduce the Company's revenues.

     Although the Company's mortgage loans and leases require the borrower and the lessee to indemnify the Company for certain environmental liabilities, the scope of such obligations may be limited and there can be no assurance that any such borrower or lessee would be able to fulfill its indemnification obligations.


HEALTH CARE REAL ESTATE INVESTMENT RISKS

     The Company's investments in health care facilities are subject to various real estate related risks.

     Volatility of Value of Real Estate. Real property investments in the health care industry are subject to varying degrees of risk. The economic performance and values of health care real estate can be affected by many factors including governmental regulation, economic conditions, and demand for health care services. There can be no assurance that the value of any property acquired by the Company will appreciate or that the value of property securing any of the Company's mortgage loans or any property acquired by the Company will not depreciate.

     Volatility of Income and Returns. The possibility that the health care facilities will not generate income sufficient to meet operating expenses, will generate income and capital appreciation, if any, at rates lower than those anticipated or will yield returns lower than those available through investments in comparable real estate or other investments are additional risks of investing in health care related real estate. Income from properties and yields from investments in such properties may be affected by many factors, including changes in governmental regulation (such as zoning laws), general or local economic conditions (such as fluctuations in interest rates and employment conditions), the available local supply of and demand for improved real estate, a reduction in rental income as the result of an inability to maintain occupancy levels, natural disasters (such as earthquakes and floods) or similar factors.

     Illiquidity of Real Estate Investments. Real estate investments are relatively illiquid and, therefore, tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. All of the Company's properties are "special purpose" properties that could not be readily converted to general residential, retail or office use. Transfers of operations of nursing homes and other health care-related facilities are subject to regulatory approvals not required for transfers of other types of commercial operations and other types of real estate. Thus, if the operation of any of the Company's properties becomes unprofitable due to competition, age of improvements or other factors such that the borrower or lessee becomes unable to meet its obligations on the debt or lease, the liquidation value of the property may be substantially less -- relative to the amount owing on the mortgage loan -- than would be the case if the property were readily adaptable to other uses. The receipt of liquidation proceeds could be delayed by the approval process of any state agency necessary for the transfer of the property. In addition, certain significant expenditures associated with real estate investment (such as real estate taxes and maintenance costs) are generally not reduced when circumstances cause a reduction in income from the investment. Should such events occur, the Company's income and funds available for distribution would be adversely affected.

     Uninsured Loss. The Company currently requires, and it is the intention of the Company to continue to require, all borrowers and lessees to secure adequate comprehensive property and liability insurance that covers the Company as well as the borrower and/or lessee. Certain risks may, however, be uninsurable or not economically insurable and there can be no assurance the Company or a lessee will have adequate funds to cover all contingencies itself. Should such an uninsured loss occur, the Company could lose its invested capital.

     Dependence on Lease Income and Mortgage Payments from Real Property. Since a substantial portion of the Company's income is derived from mortgage payments and lease income from real property, the Company's income would be adversely affected if a significant number of the Company's borrowers were unable to meet their obligations to the Company or if the Company were unable to lease its properties or make mortgage loans on economically favorable terms. There can be no assurance that any lessee will exercise its option to renew its lease upon the expiration of the initial term or that if such failure to renew were to occur, the Company could lease the property to others on favorable terms.


RELIANCE ON MAJOR OPERATORS OF HEALTHCARE FACILITIES

     As of December 31, 1996, three companies operated/managed 96 facilities representing 37.12% ($232.6 million) of the Company's adjusted gross real estate investment portfolio. On February 18, 1997, Sun Healthcare Group, Inc. ("Sun") announced an agreement to acquire by merger Retirement Care Associates ("RCA") and HealthSouth Corp. ("HSC") announced an agreement to acquire Horizon Healthcare Corporation ("HHC") by merger. Both of these proposed mergers are subject to the satisfaction of customary conditions, including receipt of shareholder, regulatory and lender approvals. As of December 31, 1996, Sun and RCA operated 26 and 34 facilities, respectively, representing approximately 9.03% ($56.6 million) and 14.33% ($89.8 million), respectively, of the Company's adjusted gross real estate investment portfolio (adjusted to include the mortgage loans to third parties underlying the $92,545,000 investment in mortgage-backed securities). If completed, the Sun/RCA merger will result in Sun operating facilities representing approximately 23.36% ($146.4 million) of the Company's adjusted gross real estate investment portfolio. As of December 31, 1996, HHC operated/managed 36 facilities representing approximately 13.76% ($86.2 million) of the Company's adjusted gross real estate investment portfolio. Sun, RCA, HSC, and HHC are publicly-traded companies, and other information regarding these operators is on file with the Securities and Exchange Commission. The financial position of the Company and its ability to make distributions may be adversely affected by financial difficulties experienced by any of such operators, or any other major operator of the Company, including a bankruptcy, insolvency or general downturn in the business of any such operator, or in the event any such operator does not renew and/or extend its relationship with the Company or its borrowers as it expires.


TAX RISKS REGARDING TAXATION OF THE COMPANY AND ITS STOCKHOLDERS

     The Company was organized and believes that it has conducted and intends to conduct its operations so as to qualify for taxation as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"). See "Federal Income Tax Considerations." The Company has not sought, nor will it seek, a ruling from the Internal Revenue Service ("IRS") with respect to its qualification as a REIT. Qualification as a REIT involves the satisfaction of numerous requirements (some on an annual and quarterly basis) established under highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations and involve the determination of various factual matters and circumstances not entirely within the Company's control. No assurances can be given that the Company will at all times satisfy these rules and tests. Under certain circumstances, the failure of the Company to meet the qualifications for REIT status could cause the Company to be taxed as a regular corporation in which case dividends paid to the stockholders would not be deductible by the Company in computing its taxable income. Furthermore, the Company would not be eligible to elect to be taxed as a REIT for five taxable years (including the year of disqualification). Under certain other circumstances, if the Company failed to meet the qualifications for REIT status, the Company would continue to qualify as a REIT, but the Company could be required to pay interest, taxes and/or certain nondeductible penalties. The payment of any tax, interest or penalties by the Company would reduce the funds available for distribution to stockholders or for investment, and could necessitate that the Company borrow additional funds or liquidate certain of its investments.

     In order to minimize the chances that the Company will violate certain stock ownership rules (see "Federal Income Tax Considerations - Requirements for Qualification"), the Directors of the Company are given the power to redeem or prohibit the transfer of any class of capital stock if such transfer would cause the Company to violate any stock ownership rule. Stockholders are cautioned, however, that because broad attribution rules are used in determining stock ownership and a large percentage of capital stock may be held by nominees in "street name," the Company may be unaware of a violation of these stock ownership rules and therefore the qualification of the Company as a REIT may be inadvertently lost.

RESTRICTIONS ON TRANSFER AND LIMITATION ON OWNERSHIP OF STOCK; BUSINESS COMBINATIONS

     For the Company to continue to qualify as a REIT in any taxable year, no more than 50% in value of its outstanding capital stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the second half of the Company's taxable year. Furthermore, if the Company, or an owner of 10% or more of the Company, actually or constructively, owns 10% or more of a tenant of the Company (or a tenant of any partnership in which the Company is a partner), the rent received by the Company (either directly or through any such partnership) from such tenant will not be qualifying income for purposes of the REIT gross income tests of the Code. See "Federal Income Tax Considerations - Taxation of the Company." In addition, the capital stock must be owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a short taxable year.

     In order to protect the Company against the risk of losing REIT status due to a concentration of ownership among its stockholders, certain provisions of the Amended and Restated Articles of Incorporation of the Company (the "Charter") and the Articles Supplementary Classifying 9.5% Shares of Series A Cumulative Preferred Stock ("Articles Supplementary") authorize the Company (i) to refuse to permit the transfer of Common Stock or Preferred Stock to any person if such transfer could jeopardize the qualification of the Company as a REIT and (ii) to redeem any shares of Common Stock or Preferred Stock in excess of 9.8% of the outstanding Common Stock or Preferred Stock, respectively of the Company beneficially owned by any person ("Excess Shares"). See "Description of the Company's Capital Stock - Redemption and Ownership Limitation Provisions." Also, any purported acquisition of Common Stock or Preferred Stock that would result in the Company's disqualification as a REIT is null and void. Such provisions may inhibit market activity and the resulting opportunity for stockholders to realize a premium for their Common Stock or Preferred Stock that might otherwise exist if an individual were attempting to assemble a block of Common Stock or Preferred Stock in excess of 9.8% of the outstanding Common Stock or Preferred Stock, respectively. Also, there can be no assurance that such provisions will in fact prevent the Company from failing to meet such ownership requirements.

     Such provisions would also make the Securities an unsuitable investment for any person seeking to obtain ownership of more than 9.8% of the outstanding Common Stock or Preferred Stock of the Company. Although the Company does not anticipate that it will redeem or otherwise reduce the number of shares of outstanding Common Stock, except for Excess Shares, if the number of shares of outstanding Common Stock or Preferred Stock were reduced, the 9.8% limitation might be exceeded by a stockholder without any action on the part of the stockholder.

     In addition, certain provisions of Maryland law regarding Business Combinations (as defined) require approval of the holders of 80% of the outstanding voting shares of the Company. See "Description of the Company's Capital Stock."

                       RATIO OF EARNINGS TO FIXED CHARGES

     Set forth below is the ratio of earnings to fixed charges for the Company for the periods indicated:

                                                      FISCAL YEAR ENDED DECEMBER 31,
                                        --------------------------------------------------------
                                          1992          1993        1994       1995       1996
                                        --------      --------    --------   --------   --------
Ratio of Earnings to Fixed Charges      1.29x (1)       2.07x       3.34x      3.12x      2.05x

___________________________________________

(1)  From August 25, 1992 (commencement of operations) through December 31,
     1992.

(2) For purposes of these computations, earnings consist of net income plus fixed charges. Fixed charges principally consist of interest expense, capitalized interest, amortization of deferred financing costs and preferred distributions to limited partners. The historical earnings do not include Preferred Stock dividends as no shares of preferred stock were outstanding for the periods presented.



                                USE OF PROCEEDS

     Unless otherwise specified in the Prospectus Supplement which accompanies this Prospectus, the net proceeds from the sale of the Securities offered from time to time hereby will be used for repayment of outstanding amounts under the Company's lines of credit and for funding of additional mortgage loans and acquisitions of additional health care facilities.

     The Company has a $45,000,000 unsecured revolving credit agreement (the "Credit Agreement") with certain banks to provide the Company with short-term borrowings which are used to make real estate investments. Borrowings under the Credit Agreement bear interest at LIBOR plus 1.5% and the Credit Agreement expires on May 31, 1998. As of April 15, 1997, the Company had $13,500,000 outstanding under the Credit Agreement bearing an average interest rate of approximately 7.19%.

     The Company has an $84,000,000 repurchase agreement (the "Repurchase Agreement") with an institution to provide the Company with short-term borrowings in an amount based on the Company's existing mortgages loans. Borrowings under the Repurchase Agreement also used to make real estate investments and are secured by substantially all of the outstanding mortgage loans of the Company and mature on or before November 15, 1997; however, the Company has historically been able to renew the Repurchase Agreement. Borrowings under the Repurchase Agreement bear interest at LIBOR plus 2.0%. As of April 15, 1997, the Company had $63,000,000 outstanding under the Repurchase Agreement bearing an interest rate of approximately 7.69%.

                   DESCRIPTION OF THE COMPANY'S CAPITAL STOCK

     The summary of the terms of the capital stock of the Company set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the Amended and Restated Articles of Incorporation (the "Charter") and bylaws of the Company, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part. See "Available Information."


GENERAL

     The Company's authorized capital stock consists of 40,000,000 shares of Common Stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock").


COMMON STOCK

     Of the 40,000,000 authorized shares of Common Stock, 22,766,486 shares were issued and outstanding on March 31, 1997. Holders of the Common Stock are entitled to receive, equally, dividends declared by the Board of Directors out of funds legally available therefor. In the event of any liquidation or dissolution of the Company, holders of Common Stock are entitled to share equally in the net assets available for distribution to common stockholders. There are no preference, exchange, preemptive or conversion rights with respect to the Common Stock.

     Each share of Common Stock is entitled to one vote on each matter submitted to a vote of stockholders. There is no right of cumulative voting in connection with the election of directors. Any shares of Common Stock issued and sold hereunder will be, when issued, fully paid and nonassessable.

     The Company's Common Stock is listed on the New York Stock Exchange under the symbol "LTC."


PREFERRED STOCK

     Of the 10,000,000 authorized shares of Preferred Stock, 3,080,000 shares of 9.5% Series A cumulative preferred stock were issued and outstanding on March 31, 1997 (the "Series A Preferred Stock"). Dividends on the 9.5% Series A Preferred Stock are cumulative from the date of original issue and are payable monthly, commencing on April 15, 1997, to stockholders of record on the first day of each month at the rate of 9.5% per annum of the $25 liquidation preference per share (equivalent to a fixed annual amount of $2.375 per share). Except in certain circumstances relating to preservation of the Company's qualification as a REIT, the Series A Preferred Stock is not redeemable prior to April 1, 2001. On and after such date, the Series A Preferred Stock may be redeemed for cash at the option of the Company in whole or in part, at a redemption price of $25 per share, plus accrued and unpaid dividends thereon, if any, up to the redemption date. The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption and will not be convertible into any other security of the Company. Holders of Series A Preferred Stock generally will have no voting rights.

     Additional shares of Preferred Stock may be issued from time to time by the Board of Directors of the Company, without stockholder approval, in such series and with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or other provisions, as may be fixed by the Board of Directors when designating any such series.

     The Preferred Stock and the variety of characteristics available for it offers the Company flexibility in financing and acquisition transactions. An issuance of Preferred Stock could dilute the book value or adversely affect the relative voting power of the Common Stock. The issuance of such shares could be used to enable the holder to block such a transaction. Although the Board of Directors is required when issuing such stock to act based on its judgment as to the best interests of the stockholders of the Company, the Board could act in a manner which would discourage or prevent a transaction some stockholders might believe is in the Company's best interests or in which stockholders could or would receive a premium for their shares of Common Stock over the market price.

     The Company's Board of Directors has authority to classify or reclassify authorized but unissued shares of Preferred Stock by setting or changing the preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications and terms and conditions of redemption of stock.

REDEMPTION AND OWNERSHIP LIMITATION PROVISIONS

     The Company's Charter contains certain limitations on the number of shares of the Company's Common Stock and Preferred Stock (collectively, the "Stock") that any one stockholder may own, which limitations are designed to ensure that the Company maintains its status as a REIT.

     Upon demand of the Company's Board of Directors, each stockholder must disclose to the Company such information with respect to actual or constructive ownership of Stock owned (or deemed to be owned after applying the attribution rules applicable to REITs under the Code) as the Board of Directors deems reasonably necessary in order that the Company may fully comply with the REIT provisions of the Code. Proposed transferees of Stock must also satisfy the Board, upon demand, that such transferees will not cause the Company to fall out of compliance with such provisions.

     The Code prevents a company from qualifying as a REIT if more than 50% in value of its stock is owned (or deemed to be owned after applying the attribution rules applicable to REITs under the Code) by five or fewer individuals (as defined in the Code to include certain entities) (the "Closely-held Rule"). The Charter prohibits a stockholder from owning more than 9.8% of the total number of outstanding shares of the Company's Common Stock or any class or series of Stock other than Common Stock. Stock that may be acquired by an investor upon conversion of any securities convertible into Stock is deemed to be outstanding for purposes of determining the percentage of ownership of Stock by that investor. Any shares in excess of such limit are deemed to be "Excess Shares." Excess Shares shall be deemed automatically to have been converted into a class separate and distinct from the class from which converted and from any other class of Excess Shares, each such class being designated "Excess Shares of [stockholder's name]." No Excess Shares may be voted, nor considered outstanding for the purpose of determining a quorum at any meeting of stockholders. Any dividends or other distributions payable upon the Excess Shares may, in the discretion of the Company, be paid into a non-interest bearing account and released to the stockholder only at such time as he or she ceases to be the holder of Excess Shares. The Company, upon authorization of the Board of Directors, by notice to the holder thereof, may redeem any or all Excess Shares, and from the date of the giving of notice of redemption such shares shall cease to be outstanding and the stockholder shall cease to be entitled to dividends, voting rights and other benefits with respect to such shares. Subject to certain exceptions, the redemption price will be based on the trading prices of the class of Stock from which the Excess Shares being redeemed were converted and is payable, without interest, only upon the liquidation of the Company. However, the Charter contains provisions under which the holder of Excess Shares may cause the Company to rescind such redemption by selling (and notifying the Company of such sale), within 30 days after notice of the redemption, a number of the shares of Stock held by such holder equal to the number of Excess Shares. In addition, Excess Shares held by any holder may be converted back into shares of Stock if the holder sells such shares prior to their being called for redemption.

     At its Annual Meeting on May 19, 1997, the stockholders are being asked to approve a technical amendment to the Charter as required by the NYSE which will provide that nothing in the Charter will preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The Board of Directors of the Company will still be authorized to take any actions it deems necessary or advisable to protect the Company and the interests of the stockholders in preserving the Company's status as a REIT.


BUSINESS COMBINATIONS

     Under the Maryland General Corporation Law, certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the corporation's stock (an "Interested Stockholder") must be: (a) recommended by the corporation's board of directors; and (b) approved by the affirmative vote of at least (i) 80% of the corporation's outstanding shares entitled to vote and
(ii) two-thirds of the outstanding shares entitled to vote which are not held by the Interested Stockholder with whom the business combination is to be effected, unless, among other things, the corporation's common stockholders receive a minimum price (as defined in the statute) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for his shares. In addition, an Interested Stockholder or any affiliate thereof may not engage in a "business combination" with the corporation for a period of five years following the date he becomes an Interested Stockholder. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of a Maryland corporation prior to a person's becoming an Interested Stockholder.

CONTROL SHARE ACQUISITIONS

     The Maryland General Corporation Law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" may not be voted except to the extent approved by a vote of two-thirds of the votes entitled to be cast by stockholders excluding shares owned by the acquirer, officers and directors who are employees of the corporation. "Control shares" are shares which, if aggregated with all other shares previously acquired which the person is entitled to vote, would entitle the acquirer to vote (i) 20% or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority of the outstanding shares. Control shares do not include shares the acquiring person is entitled to vote because stockholder approval has previously been obtained. A "control share acquisition" means the acquisition of control shares subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition and who has obtained a definitive financing agreement with a responsible financial institution providing for any amount of financing not to be provided by the acquiring person may compel the corporation's board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

     Subject to certain conditions and limitations, the corporation may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value determined, without regard to voting rights, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer is entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenter's rights do not apply in the context of a control share acquisition.

     The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or excepted by the charter or bylaws of the corporation prior to a control share acquisition.

     The limitation on ownership of Common Stock set forth in the Charter, as well as the provisions of the Maryland Business Combination and Control Share Acquisition statutes, could have the effect of discouraging offers to acquire the Company and increasing the difficulty of consummating any such acquisition.


TRANSFER AGENT AND REGISTRAR

     Harris Trust and Savings Bank in Chicago acts as transfer agent and registrar for the Common Stock and Series A Preferred Stock.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities are to be issued under an indenture (the "Indenture") to be executed by the Company and Harris Trust and Savings Bank, as trustee (the "Trustee"), a form of which has been previously filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Indenture and the Debt Securities do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions if the Indenture to which reference is hereby made for a full description of such provisions, including the definitions therein of certain terms and for other information regarding the Debt Securities. Whenever particular sections or defined terms of the Indenture are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference. Copies of the form of the Indenture are available for inspections during normal business hours at the principal executive offices of the Company, 300 Esplanade Drive, Suite 1860, Oxnard, CA 93030.

     The following is a summary of certain provisions of the Indenture and does not purport to be complete and is qualified in its entirety by reference to the detailed provisions of the Indenture, including the definitions of certain terms therein to which reference is hereby made, for a complete statement of such provisions. Wherever particular provisions or sections of the Indenture or terms defined therein are referred to herein, such provisions or definitions are incorporated herein by reference.


GENERAL

     The Indenture does not limit the aggregate principal amount of Debt Securities that may be issued thereunder and provides that Debt Securities may be issued from time to time in one or more series. The Prospectus Supplement will describe certain terms of any Debt Securities offered thereby, including
(i) the title of such Debt Securities; (ii) any limit on the aggregate principal amount of such Debt Securities and their purchase price; (iii) the date or dates on which such Debt Securities will mature; (iv) the rate or rates per annum (or manner in which interest is to be determined) at which such Debt Securities will bear interest, if any, and the date from which such interest, if any, will accrue; (v) the dates on which such interest, if any, on such Debt Securities will be payable and the regular record dates for such interest payment dates;
(vi) any mandatory or optional sinking fund or analogous provisions; (vii) additional provisions, if any, for the defeasance of such Debt Securities;
(viii) the date, if any, after which and the price or prices at which such Debt Securities may, pursuant to any optional or mandatory redemption or repayment provisions, be redeemed and the other detailed terms and provisions of any such optional or mandatory redemption or repayment provisions; (ix) whether such Debt Securities are to be issued in whole or in part in registered form represented by one or more registered global securities (a "Registered Global Security") and, if so, the identity of the depository for such Registered Global Security or Debt Securities; (x) certain applicable United States federal income tax consequences; (xi) any provisions relating to security for payments due under such Debt Securities; (xii) any provisions relating to the conversion or exchange of such Debt Securities into or for shares of Common Stock or Debt Securities of another series; (xiii) any provisions relating to the ranking of such Debt Securities in right of payment as compared to other obligations of the Company; (xiv) the denominations in which such Debt Securities are authorized to be issued; (xv) the place or places where principal of, premium, if any, and interest, if any, on such Debt Securities will be payable; and (xvi) any other specific term of such Debt Securities, including any additional events of default or covenants provided for with respect to such Debt Securities, and any terms that may be required by or advisable under applicable laws or regulations.


CONVERSION RIGHTS

     The terms, if any, on which Debt Securities of any series may be exchanged for or converted into shares of Common Stock or Debt Securities of another series will be set forth in the Prospectus Supplement relating thereto. To protect the Company's status as a REIT, a holder of the Debt Securities of any series (the "Holder") may not convert any Debt Security, and such Debt Security shall not be convertible by any Holder, to the extent that as a result of such conversion, any Person would then own or be deemed to beneficially own, directly or indirectly, 9.8% or more of the then outstanding shares of Common Stock.

     The conversion price will be subject to adjustment under certain conditions, including (i) the payment of dividends (and other distributions) in shares of Common Stock on any class of capital stock of the Company; (ii) subdivisions, combinations and reclassifications of the Common Stock; (iii) the issuance to all or substantially all holders of Common Stock of rights or warrants entitling them to subscribe for or purchase shares of Common Stock at a price per share (or having a conversion price per share) less than the then current market price; and (iv) distributions to all or substantially all holders of shares of Common Stock of evidences of indebtedness or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above and dividends and distributions not prohibited under the terms of the Indenture) of the Company, subject to the limitation that all adjustments by reason of any of the foregoing would not be made until they result in a cumulative change in the conversion price of at least 1%. No adjustments in the conversion price of the Debt Securities will be made for regular quarterly or other periodic or recurring cash dividends or distributions. In the event the Company shall effect any capital reorganization or reclassification of its shares of Common Stock or shall consolidate or merge with or into any trust or corporation (other than a consolidation or merger in which the Company is the surviving entity) or shall sell or transfer substantially all of its assets to any other trust or corporation, the holders of the Debt Securities of any series shall, if entitled to convert such Debt Securities at any time after such transaction, receive upon conversion thereof, in lieu of each share of Common Stock into which the Debt Securities of such series would have been convertible prior to such transaction, the same kind and amount of stock and other securities, cash or property as shall have been issuable or distributable in connection with such transaction with respect to each share of Common Stock.

     A conversion price adjustment made according to the provisions of the Debt Securities of any series (or the absence of provisions for such an adjustment) might result in a constructive distribution to the holders of Debt Securities of such series or holders of shares of Common Stock that would be subject to taxation as a dividend. The Company may, at its option, make such reductions in the conversion price, in addition to those set forth above, as the Board of Directors of the Company deems advisable to avoid or diminish any income tax to holders of shares of Common Stock resulting from any dividend or distribution of shares of Common Stock (or rights to acquire shares of Common Stock) or from any event treated as such for income tax purposes or for any other reason. The Board of Directors will also have the power to resolve any ambiguity or correct any error in the adjustments made pursuant to these provisions and its actions in so doing shall be final and conclusive.

     Fractional shares of Common Stock will not be issued upon conversion but, in lieu thereof, the Company will pay a cash adjustment based upon market price.

     The Holders of Debt Securities of any series at the close of business on an interest payment record date shall be entitled to receive the interest payable on such Debt Securities on the corresponding interest payment date notwithstanding the conversion thereof. However, Debt Securities surrendered for conversion during the period from the close of business on any record date for the payment of interest to the opening of business on the corresponding interest payment date must be accompanied by payment of an amount equal to the interest payable on such interest payment date. Holders of Debt Securities of any series who convert Debt Securities of such series on an interest payment date will receive the interest payable by the Company on such date and need not include payment in the amount of such interest upon surrender of such Debt Securities for conversion. Except as aforesaid, no payment or adjustment is to be made on conversion for interest accrued on the Debt Securities of any series or for dividends on shares of Common Stock.


SUBORDINATION

     The indebtedness evidenced by the Debt Securities of any series may be subordinated and junior in right of payment to the extent set forth in the Indenture to the prior payment in full of amounts then due or thereafter created on all Senior Indebtedness (as defined). The terms, if any, on which the Debt Securities of any series may be subordinated and junior in right of payment to the prior payment in full of amounts then due or thereafter created on all Senior Indebtedness will be set forth in the Prospectus Supplement relating thereto. No payment shall be made by the Company on account of principal of (or premium, if any) or interest on the Debt Securities of any series or on account of the purchase or other acquisition of Debt Securities of any series, if there shall have occurred and be continuing a default with respect to any Senior Indebtedness permitting the holders to accelerate the maturity thereof or with respect to the payment of any Senior Indebtedness, and such default shall be the subject of a judicial proceeding or the Company shall have received notice of such default from any holder of Senior Indebtedness, unless and until such default or event of default shall have been cured or waived or shall have ceased to exist. By reason of these provisions, in the event of default on any Senior Indebtedness, whether now outstanding or hereafter issued, payment of principal of (and premium, if any) and interest on the Debt Securities of any series may not be permitted to be made until such Senior Indebtedness is paid in full, or the event of default on such Senior Indebtedness is cured or waived.

     Upon any acceleration of the principal of the Debt Securities or any distribution of assets of the Company upon any receivership, dissolution, winding-up, liquidation, reorganization, or similar proceedings of the Company, whether voluntary or involuntary, or in bankruptcy or insolvency, all amounts due or to become due upon all Senior Indebtedness must be paid in full before the holders of the Debt Securities of any series or the Trustee are entitled to receive or retain any assets so distributed in respect of the Debt Securities. By reason of this provision, in the event of insolvency, holders of the Debt Securities of any series may recover less, ratably, than holders of Senior Indebtedness.

     "Senior Indebtedness" is defined to mean the principal, premium, if any, unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement and indemnification obligations, and all other amounts payable under or in respect of Indebtedness (as defined) of the Company for money borrowed, whether any such Indebtedness exists as of the date of the Indenture or is created, incurred, assumed or guaranteed after such date. There is no limit on the amount of Senior Indebtedness that the Company may incur.

     "Indebtedness" with respect to any Person is defined to mean:

               (i) all indebtedness for money borrowed whether or not evidenced by a promissory note, draft or similar instrument;

               (ii) that portion of obligations with respect to leases that is properly classified as a liability on a balance sheet in accordance with generally accepted accounting principles;

               (iii) notes payable and drafts accepted representing extensions of credit;

               (iv) any balance owed for all or any part of the deferred purchase price or services which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof (except any such balance that constitutes (a) a trade payable or an accrued liability arising in the ordinary course of business or (b) a trade draft or note payable issued in the ordinary course of business in connection with the purchase of goods or services), if and to the extent such debt would appear as a liability upon a balance sheet of such person prepared in accordance with generally accepted accounting principles; and

               (v) any deferral, amendment, renewal, extension, supplement or refunding of any liability of the kind described in any of the preceding clauses (i) through (iv);

provided, however, that, in computing the "Indebtedness" of any Person, there shall be excluded any particular indebtedness if, upon or prior to the maturity thereof, there shall have been deposited with a depositary in trust money (or evidence of indebtedness if permitted by the instrument creating such indebtedness) in the necessary amount to pay, redeem or satisfy such indebtedness as it becomes due, and the amount so deposited shall not be included in any computation of the assets of such Person.


OPTIONAL REDEMPTION

     The Debt Securities of any series will be subject to redemption, in whole or from time to time in part, at any time for certain reasons intended to maintain the Company's status as a REIT at the option of the Company and on at least 30 days' prior notice by mail at a redemption price equal to the lesser of
(i) the price paid by the holder of the Debt Securities of any series in the transaction that caused such Debt Securities to exceed the amount necessary for the Company to continue to qualify as a REIT, (ii) the last sale price of the Debt Securities of any series reported on the NYSE on the trading day immediately preceding the date the Company mails the notice of redemption or
(iii) 100% of the principal amount thereof, in each case together with accrued interest. Except as otherwise set forth in the accompanying Prospectus Supplement, the Company may exercise its redemption powers solely with respect to the securities of the security holder or holders which pose a threat to the Company's REIT status and only to the extent deemed necessary by the Company's Board of Directors to preserve such status. The Indenture does not contain any provision requiring the Company to repurchase the Debt Securities of any series at the option of the Holders thereof in the event of a leveraged buyout, recapitalization or similar restructuring of the Company, even though the Company's creditworthiness and the market value of the Debt Securities may decline significantly as a result of such transaction. The Indenture does not protect Holders of the Debt Securities of any series against any decline in credit quality, whether resulting from any such transaction or from any other cause. The Company may at any time buy Debt Securities of any series on the open market at prices which may be greater or less than the optional redemption price listed above.

DIVIDENDS, DISTRIBUTIONS AND ACQUISITIONS OF COMMON STOCK

     The Company will not (i) declare or pay any dividend, or make any distribution on its Common Stock to its stockholders (other than dividends or distributions payable in Common Stock of the Company) or (ii) purchase, redeem, or otherwise acquire or retire for value any of its Common Stock, or any warrants, rights, or options to purchase or acquire any Stock of its Common Stock (other than the Debt Securities of any series or any other convertible indebtedness of the Company that is neither secured nor subordinated to the Debt Securities of any series and other than purchases, redemptions or acquisitions or retirements as the Company determines necessary to protect its status as a
REIT), if at the time of such action an Event of Default has occurred and is continuing or would exist immediately after such action. The foregoing, however, will not prevent (i) the payment of any dividend or distribution necessary to maintain the Company's status as a REIT; (ii) the payment of any dividend within 60 days after the date of declaration when the payment would have complied with the foregoing provision on the date of declaration; (iii) the Company's retirement of any of its Common Stock by exchange for, or out of the proceeds of the substantially concurrent sale of, other Common Stock; or (iv) the Company's ability to call for purchase shares of its capital stock so as to prevent concentration of ownership potentially disqualifying the Company as a REIT or potentially disqualifying income as rents from real property.


ADDITIONAL COVENANTS

     Any additional covenants of the Company with respect to a series of the Debt Securities will be set forth in the Prospectus Supplement relating thereto.


MODIFICATION OF THE INDENTURE

     Under the Indenture, with certain exceptions, the rights and obligations of the Company with respect to any series of Debt Securities and the rights of Holders of such series may only be modified by the Company and the Trustee with the consent of the Holders of at least a majority in principal amount of the outstanding Debt Securities of such series. However, without the consent of each Holder of any Debt Securities affected, an amendment, waiver or supplement may not (i) reduce the principal of, or rate of interest on, any Debt Securities;
(ii) change the stated maturity date of the principal of, or any installment of interest on, any Debt Securities; (iii) waive a default in the payment of the principal amount of, or the interest on, or any premium payable on redemption of, any Debt Securities; (iv) change the currency for payment of the principal of, or premium or interest on, any Debt Securities; (v) impair the right to institute suit for the enforcement of any such payment when due; (vi) adversely affect any right to convert any Debt Securities; (vii) reduce the amount of outstanding Debt Securities necessary to consent to an amendment, supplement or waiver provided for in the Indenture; or (viii) modify any provisions of the Indenture relating to the modification and amendment of the Indenture or waivers of past defaults, except as otherwise specified.


EVENTS OF DEFAULT, NOTICE AND WAIVER

     Except as otherwise set forth in the accompanying Prospectus Supplement, the following is a summary of certain provisions of the Indenture relating to events of default, notice and waiver.

     The following are Events of Default under the Indenture with respect to any series of Debt Securities: (i) default in the payment of interest on the Debt Securities of such series when due and payable, which continues for 30 days;
(ii) default in the payment of principal of (and premium, if any) on the Debt Securities when due and payable, at maturity, upon redemption or otherwise, which continues for five Business Days; (iii) failure to perform any other covenant of the Company contained in the Indenture or the Debt Securities of such series which continues for 60 days after written notice as provided in the Indenture; (iv) default under any bond, debenture or other Indebtedness (as defined in the Indenture) of the Company or any subsidiary if (a) either (x) such event of default results from the failure to pay any such Indebtedness at maturity or (y) as a result of such event of default, the maturity of such Indebtedness has been accelerated prior to its expressed maturity and such acceleration shall not be rescinded or annulled or the accelerated amount paid within 10 days after notice to the Company of such acceleration, or such Indebtedness having been discharged, and (b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal or interest thereon, or the maturity of which has been so accelerated, aggregates $5,000,000 or more; and (v) certain events of bankruptcy, insolvency or reorganization relating to the Company.

     If an Event of Default occurs and is continuing with respect to the Debt Securities of any series, either the Trustee or the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of such series may declare the Debt Securities due and payable immediately.

     The Company will not declare or pay any dividends or make any distribution to holders of its capital stock (other than dividends or distributions payable in capital stock of the Company) if at the time any of the aforementioned Events of Default has occurred and is continuing or would exist immediately after giving effect to such action, except for (i) the payment of any dividend within 60 days after the date of declaration when the payment would have complied with the foregoing provisions on the date of declaration; (ii) the retirement of any share of the Company's capital stock by exchange for, or out of the proceeds of the substantially concurrent sale (other than to a subsidiary) of, other shares of its capital stock; or the payment of a dividend or distribution in such amount as may be necessary to maintain the Company's status as a REIT.

     The Indenture provides that the Trustee will, within 90 days after the occurrence of any Default or Event of Default with respect to the Debt Securities of any series, give to the Holders of Debt Securities notice of all uncured Defaults and Events of Default known to it, but the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of such Holders, except in the case of a default in the payment of the principal of (or premium, if any) or interest on any of the Debt Securities of such series.

     The Indenture provides that the Holders of a majority in aggregate principal amount of the Debt Securities of any series then outstanding may direct the time, method and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series. The right of a Holder to institute a proceeding with respect to the Indenture is subject to certain conditions precedent including notice and indemnity to the Trustee, but the Holder has an absolute right to receipt of principal of (and premium, if any) and interest on such Holder's Debt Securities on or after the respective due dates expressed in the Debt Securities, and to institute suit for the enforcement of any such payments.

     The Holders of a majority in principal amount of the outstanding Debt Securities of any series then outstanding may on behalf of the Holders of all Debt Securities of such series waive certain past defaults, except a default in payment of the principal of (or premium, if any) or interest on any Debt Securities of such series or in respect of certain provisions of the Indenture which cannot be modified or amended without the consent of the Holder of each outstanding Debt Security of such series affected thereby.

     The Company will be required to furnish to the Trustee annually a statement of certain officers of the Company stating whether or not they know of any Default or Events of Default (as defined in the Indenture) and, if they have knowledge of a Default or Event of Default, a description of the efforts to remedy the same.


CONSOLIDATION, MERGER, SALE OR CONVEYANCE

     The Indenture provides that the Company may merge or consolidate with, or sell or convey all, or substantially all, of its assets to any other trust or corporation, provided that (i) either the Company shall be the continuing entity, or the successor entity (if other than the Company) shall be any entity organized and existing under the laws of the United States or a state thereof or the District of Columbia (although it may, in truth, be owned by a foreign entity) and such entity shall expressly assume by supplemental indenture all of the obligations of the Company under the Debt Securities of any series and the Indenture; (ii) immediately after giving effect to such transactions, no Default or Event of Default shall have occurred and be continuing, and (iii) the Company shall have delivered to the Trustee an Officers' Certificate and opinion of counsel, stating that the transaction and supplemental indenture comply with the Indenture.


GLOBAL SECURITIES

     The Debt Securities may be issued in whole or in part in global form (the "Global Securities"). The Global Securities will be deposited with a depository (the "Depository"), or with a nominee for a Depository, identified in the Prospectus Supplement. In such case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Debt Securities to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive form, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any such nominee to a successor for such Depository or a nominee of such successor.

     The specific material terms of the depository arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the Prospectus Supplement. The Company anticipates that the following provisions will apply to all depository arrangements.

     So long as the Depository for a Global Security, or its nominee, is the registered owner of such Global Security, such Depository or such nominee as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by such Global Security for all purposes under the Indenture; provided, however, that for purposes of obtaining any consents or directions required to be given by the Holders of the Debt Securities, the Company, the Trustee and its agents will treat a person as the holder of such principal amount of Debt Securities as specified in a written statement of the Depository.

     Principal, premium, if any, and interest payments, if any on Debt Securities represented by a Global Security registered in the name of a Depository or its nominee will be made directly to the owners of beneficial interests of such Global Security, except as may be limited by the terms of the resolution of the board of directors of the Company that authorizes such series of Debt Securities.

     The Company expects that the depository for any Debt Securities represented by a Global Security, upon receipt of any payment of principal, premium, if any, or interest will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depository. The Company also expects that payments by participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in "street names," and will be the responsibility of such participants.

     If the Depository for any Debt Securities represented by a Global Security is at any time unwilling or unable to continue as Depository and a successor Depository is not appointed by the Company within 90 days, the Company will issue each Debt Security in definitive form to the beneficial owners thereof in exchange for such Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for all of the Global Security or Securities representing such Debt Securities.


GOVERNING LAW

     The Indenture and the Debt Securities will be governed by and construed in accordance with the laws of the State of New York.

                         DESCRIPTION OF PREFERRED STOCK

     The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. Certain other terms of any series of the Preferred Stock offered by any Prospectus Supplement will be described in such Prospectus Supplement. The description of certain provisions of the Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Charter and the Board of Directors' resolution or articles supplementary (the "Articles Supplementary") relating to each series of the Preferred Stock which will be filed with the Commission and incorporated by reference to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of Preferred Stock.

GENERAL

     The authorized capital stock of the Company consists of 40,000,000 shares of Common Stock, $.01 par value per share, and 10,000,000 shares of Preferred Stock, $.01 par value per share. See "Description of the Company's Capital Stock." For a description of the Company's outstanding Series A Preferred Stock, see "Description of the Company's Capital Stock--Preferred Stock".

     Under the Charter, the Board of Directors of the Company is authorized without further stockholder action to establish and issue, from time to time, up to 10,000,000 shares of Preferred Stock, in one or more series, with such designations, preferences, powers and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, including, but not limited to, dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preference as shall be stated in the resolution providing for the issue of a series of such stock, adopted, at any time or from time to time, by the Board of Directors of the Company.

     The Preferred Stock shall have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in a Prospectus Supplement relating to a particular series of the Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of the Preferred Stock offered thereby for specific terms, including: (i) the designation and stated value per share of such Preferred Stock and the number of shares offered; (ii) the amount of liquidation preference per share; (iii) the initial public offering price at which such Preferred Stock will be issued; (iv) the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to cumulate, if any; (v) any redemption or sinking fund provisions; (vi) any conversion rights; and (vii) any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

     The Preferred Stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. Unless otherwise stated in a Prospectus Supplement relating to a particular series of the Preferred Stock, each series of the Preferred Stock will rank on a parity as to dividends and distributions of assets with each other series of the Preferred Stock. The rights of the holders of each series of the Preferred Stock will be subordinate to those of the Company's general creditors.


CERTAIN PROVISIONS OF THE CHARTER

     See "Description of the Company's Capital Stock" for a description of certain provisions of the Charter, including provisions which may have certain anti-takeover effects.


DIVIDEND RIGHTS

     Holders of shares of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds of the Company legally available therefor, cash dividends on such dates and at such rates as will be set forth in, or as are determined by the method described in the Prospectus Supplement relating to such series of the Preferred Stock. Such rate may be fixed or variable or both. Each such dividend will be payable to the holders of record as they appear on the stock books of the Company on such record dates, fixed by the Board of Directors of the Company, as specified in the Prospectus Supplement relating to such series of Preferred Stock.

     Such dividends may be cumulative or noncumulative, as provided in the Prospectus Supplement relating to such series of Preferred Stock. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of Preferred Stock for which dividends are noncumulative, then the holders of such series of Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company shall have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment dates. Dividends on the shares of each series of Preferred Stock for which dividends are cumulative will accrue from the date on which the Company initially issues shares of such series.

     So long as the shares of any series of the Preferred Stock shall be outstanding, unless (i) full dividends (including if such Preferred Stock is cumulative, dividends for prior dividend periods) shall have been paid or declared and set apart for payment on all outstanding shares of the Preferred Stock of such series and all other classes and series of Preferred Stock (other than Junior Stock, as defined below) and (ii) the Company is not in default or in arrears with respect to the mandatory or optional redemption or mandatory repurchase or other mandatory retirement of, or with respect to any sinking or other analogous fund for, any shares of Preferred Stock of such series or any shares of any other Preferred Stock of any class or series (other than Junior Stock), the Company may not declare any dividends on any shares of Common Stock or any other stock of the Company ranking as to dividends or distributions of assets junior to such series of Preferred Stock (the Common Stock and any such other stock being herein referred to as "Junior Stock"), or make any payment on account of, or set apart money for, the purchase, redemption or other retirement of, or for a sinking or other analogous fund for, any shares of Junior Stock or make any distribution in respect thereof, whether in cash or property or in obligations or stock of the Company, other than Junior Stock which is neither convertible into, nor exchangeable or exercisable for, any securities of the Company other than Junior Stock.


LIQUIDATION PREFERENCE

     In the event of any liquidation, dissolution or winding up of the Company, voluntary or involuntary, the holders of each series of the Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to stockholders, before any distribution of assets or payment is made to the holders of Common Stock or any other shares of stock of the Company ranking junior as to such distribution or payment to such series of Preferred Stock, the amount set forth in the Prospectus Supplement relating to such series of the Preferred Stock. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the Preferred Stock of such series and such other shares of Preferred Stock will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment to the holders of the Preferred Stock of each series of the full preferential amounts of the liquidating distribution to which they are entitled, the holders of each such series of the Preferred Stock will be entitled to no further participation in any distribution of assets by the Company.

     If such payment shall have been made in full to all holders of shares of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes of stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.


REDEMPTION

     A series of the Preferred Stock may be redeemable, in whole or from time to time in part, at the option of the Company, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and at the redemption prices set forth in the Prospectus Supplement relating to such series. Shares of the Preferred Stock redeemed by the Company will be restored to the status of authorized but unissued shares of preferred stock of the Company.

     In the event that fewer than all of the outstanding shares of a series of the Preferred Stock are to be redeemed, whether by mandatory or optional redemption, the number of shares to be redeemed will be determined by lot or pro rata (subject to rounding to avoid fractional shares) as may be determined by the Company or by any other method as may be determined by the Company in its sole discretion to be equitable. From and after the redemption date (unless the Company defaults in the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends shall cease to accumulate on the shares of the Preferred Stock called for redemption and all rights of the holders thereof (except the right to receive the redemption price plus accumulated and unpaid dividends, if any) shall cease.

     So long as any dividends on shares of any series of the Preferred Stock or any other series of preferred stock of the Company ranking on a parity as to dividends and distributions of assets with such series of the Preferred Stock are in arrears, no shares of any such series of the Preferred Stock or such other series of preferred stock of the Company will be redeemed (whether by mandatory or optional redemption) unless all such shares are simultaneously redeemed, and the Company will not purchase or otherwise acquire any such shares; provided, however, that the foregoing will not prevent the purchase or acquisition of such shares of Preferred Stock of such series or of shares of such other series of preferred stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series and, unless the full cumulative dividends on all outstanding shares of any cumulative Preferred Stock of such series and any other stock of the Company ranking on a parity with such series as to dividends and upon liquidation shall have been paid or contemporaneously are declared and paid for all past dividend periods, the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock of such series (except by conversion into or exchange for stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation).

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of shares of Preferred Stock to be redeemed at the address shown on the stock transfer books of the Company. After the redemption date, dividends will cease to accrue on the shares of Preferred Stock called for redemption and all rights of the holders of such shares will terminate, except the right to receive the redemption price without interest.


CONVERSION RIGHTS

     The terms, if any, on which shares of Preferred Stock of any series may be exchanged for or converted (mandatorily or otherwise) into shares of Common Stock or another series of Preferred Stock will be set forth in the Prospectus Supplement relating thereto.


VOTING RIGHTS

     Except as indicated below or in a Prospectus Supplement relating to a particular series of the Preferred Stock, or except as required by applicable law, the holders of the Preferred Stock will not be entitled to vote for any purpose.

     So long as any shares of Preferred Stock remain outstanding, the Company shall not, without the consent or the affirmative vote of the holders of a majority of the shares of each series of Preferred Stock outstanding at the time given in person or by proxy, either in writing or at a meeting (such series voting separately as a class) (i) authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking prior to such series of Preferred Stock with respect to payment of dividends, or the distribution of assets on liquidation, dissolution or winding up or reclassifying any authorized stock of the Company into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares and (ii) to repeal, amend or otherwise change any of the provisions applicable to the Preferred Stock of such series in any manner which materially and adversely affects the powers, preferences, voting power or other rights or privileges of such series of the Preferred Stock or the holders thereof; provided, however, that any increase in the amount of the authorized Preferred Stock or the creation or issuance of other series of Preferred Stock, or any increase in the amount of authorized shares of such series or of any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of the Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.


TRANSFER AGENT AND REGISTRAR

     The transfer agent, dividend and redemption price disbursement agent and registrar for shares of each series of the Preferred Stock will be set forth in the Prospectus Supplement relating thereto.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain of the material federal income tax consequences regarding the Company, is based on current law, is for general information only and is not tax advice. This summary does not address all aspects of federal income taxation that may be relevant to a purchaser in light of such purchaser's particular circumstances or to certain types of purchasers subject to special treatment under the federal income tax laws (such as certain financial institutions, tax-exempt organizations, life insurance companies, dealers in securities or currencies, or purchasers holding stock as part of a conversion transaction, as part of a hedging transaction, or as a position in a straddle for tax purposes). In addition, the summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to purchasers. This summary is based upon the provisions of the Code, Treasury Regulations, IRS rulings and judicial decisions, all in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect) by subsequent legislative, judicial or administrative action.

     EACH PURCHASER SHOULD CONSULT HIS OWN TAX ADVISOR AS TO THE SPECIFIC FEDERAL INCOME TAX CONSEQUENCES TO SUCH PURCHASER OF THE PURCHASE, OWNERSHIP AND SALE OF SECURITIES AND THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS AND OF ANY POTENTIAL CHANGES IN THE APPLICABLE TAX LAWS AFTER THE DATE HEREOF.


TAXATION OF THE COMPANY

     General. The Company made an election to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ended December 31, 1992. The Company believes that, commencing with its taxable year ended December 31, 1992, it has been organized and has operated in such a manner as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner. However, no assurance can be given that the Company has operated or will be able to continue to operate in a manner to so qualify or remain qualified.

     Latham & Watkins has rendered an opinion dated April 23, 1997 to the effect that the Company is organized in conformity with the requirements for qualification as a REIT, and that the Company's proposed method of operation will permit it to meet the requirements for qualification and taxation as a REIT. It must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters, and that Latham & Watkins undertakes no obligation to update this opinion subsequent to such date. In addition, this opinion is based upon the factual representations made by the Company concerning its business and properties as set forth in this Prospectus. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below, the results of which have not been and will not be reviewed by Latham & Watkins. Accordingly, no assurance can be given that the actual results of the Company's operation for any particular taxable year will satisfy such requirements. Further, the anticipated income tax treatment described in this Prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. See "Failure to Qualify."

     The REIT provisions of the Code and the corresponding Treasury Regulations are highly technical and complex. The following sets forth the material aspects of the sections that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change (which change may apply retroactively).

     If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a regular corporation. However, even if the Company continues to qualify as a REIT, the Company will be subject to federal income tax as follows. First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from "prohibited transactions" (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business by the Company, (i.e., when the Company is acting as a dealer)), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by (b) a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of
(i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company acquires any asset (a "Built-In Gain Asset") from a corporation which is or has been a C corporation (i.e. generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the Built-In Gain Asset in the Company's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the Company recognizes gain on the disposition of such asset during the 10-year period (the "Recognition Period") beginning on the date on which such asset was acquired by the Company, then, to the extent of the Built-In Gain (i.e., the excess of (a) the fair market value of such asset on the date such asset was acquired by the Company over (b) the Company's adjusted basis in such asset on such date), such gain will be subject to tax at the highest corporate rate pursuant to Treasury Regulations that have not yet been promulgated. The results described above with respect to the recognition of Built-In Gain assume the Company will make an election pursuant to IRS Notice 88-19.

     Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (i) which is managed by one or more trustees or directors;
(ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;
(iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities); and (vii) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) to (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of conditions (v) and (vi), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception in the case of condition (vi).

     The Company believes that it has issued sufficient shares of Common Stock with sufficient diversity of ownership to allow it to satisfy conditions (v) and
(vi). In addition, the Company's Charter and Articles Supplementary provides for restrictions regarding the transfer and ownership of Common Stock and Preferred Stock, which restrictions are intended to assist the Company in continuing to satisfy the share ownership requirements described in (v) and (vi) above. Such ownership and transfer restrictions are described in "Risk Factors- Restrictions on Transfer and Limitations on Ownership of Stock; Business Combinations" and "Description of the Company's Capital Stock - Redemption and Ownership Limitation Provisions." These restrictions may not ensure that the Company will, in all cases, be able to satisfy the share ownership requirements described above. If the Company fails to satisfy such share ownership requirements, the Company's status as a REIT will terminate. See "Failure to Qualify."

     In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. The Company has a calendar taxable year.

     Ownership of a Partnership Interest. In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, the Company's proportionate share of the assets and items of income of the Partnerships will be treated as assets and items of income of the Company for purposes of applying the requirements described herein. A summary of the rules governing the federal income taxation of partnerships and their partners is provided below in "Tax Aspects of the Partnerships." The Company has direct control of the Partnerships and believes that is has operated and intends to operate them consistently with the requirements for qualification as a REIT.

     Income Tests. In order to maintain its qualification as a REIT, the Company annually must satisfy three gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions for each taxable year must be derived directly or indirectly from: (i) rents from real property; (ii) interest on obligations secured by mortgages on real property or interests in real property; (iii) gain from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) not held primarily for sale to customers in the ordinary course of business; (iv) dividends or other distributions on, and gain (other than gain from prohibited transactions) from the sale or other disposition of, transferable shares in other real estate investment trusts; (v) abatements and refunds of taxes on real property; (vi) income and gain derived from foreclosure property (as defined in the Code); (vii) amounts (other than amounts the determination of which depend in whole or in part on the income or profits of any person) received or accrued as consideration for entering into agreements (a) to make loans secured by mortgages on real property or on interests in real property or
(b) to purchase or lease real property (including interests in real property and interests in mortgages on real property); (viii) gain from the sale or other disposition of a real estate asset which is not a prohibited transaction; and
(ix) income from certain types of temporary investments.

     Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions for each taxable year must be derived from the sources described above with respect to the 75% test, dividends, interest, and gain from the sale or disposition of stock or securities (or from any combination of the foregoing).

     Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions, and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales or other disposition of foreclosure property) must represent less than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year.

     Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent received must not be based, in whole or in part, on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of gross receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, for rents received to qualify as "rent from real property," the Company generally must not manage or operate the property or furnish or render services to the tenants of such property other than through an independent contractor from whom the Company derives no revenue. However, the Company may directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. Finally, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property."

     The Company has represented that it does not and will not (i) charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of gross receipts or sales, as described above), (ii) rent any property to a Related Party Tenant,
(iii) derive rental income (except for certain rentals not material in amount) attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease), or (iv) perform services which are not usually or customarily rendered in connection with the rental of space for occupancy only or are considered to be rendered to the occupant of the property, other than through an independent contractor from whom the Company derives no revenue.

     The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of gross receipts or sales. Generally, if a loan is secured by both personal property and real property, interest must be allocated between the personal property and the real property, with only the interest allocable to the real property qualifying as mortgage interest under the 75% gross income test. Treasury Regulations provide that if a loan is secured by both personal and real property and the fair market value of the real property as of the commitment date equals or exceeds the amount of the loan, the entire interest amount will qualify under the 75% gross income test. If the amount of the loan exceeds the fair market value of the real property, the interest income is allocated between real property and personal property based on the relative fair market value of each. Under certain circumstances, income from shared appreciation mortgages may qualify under the REIT gross income requirements.

     The Company believes that interest received under the Company's mortgage loans should qualify as "interest" for purposes of the REIT gross income requirements and, except for certain interest receipts not material in amount, should qualify as mortgage interest for purposes of the REIT 75% gross income requirement.

     If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if the Company can establish that its failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its federal income tax return, and any incorrect information was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. If these relief provisions are inapplicable to a particular set of circumstances involving the Company, the Company will not qualify as a REIT. Even if these relief provisions apply, a special tax is imposed (see "General"). No similar mitigation provision provides relief if the Company fails the 30% income test. In such case, the Company would cease to qualify as a REIT.

     Asset Tests. At the close of each quarter of its taxable year, the Company must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets (including its allocable share of the assets held by the Partnerships) must be represented by real estate assets (including stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Company,) cash, cash items and government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities.

     REMIC. A regular or residual interest in a REMIC will be treated as a real estate asset for purposes of the REIT asset tests and income derived with respect to such interest will be treated as interest on an obligation secured by a mortgage on real property, assuming that at least 95% of the assets of the REMIC are real estate assets. If less than 95% of the assets of the REMIC are real estate assets, only a proportionate share of the assets of and income derived from the REMIC will be treated as qualifying under the REIT asset and income tests. The Company believes that its REMIC interests fully qualify for purposes of the REIT income and asset tests.

     After meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter (including as a result of the Company increasing its interest in any of the Partnerships), the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance. If the Company fails to cure noncompliance with the asset tests within such time period, it would cease to qualify as a REIT.

     Annual Distribution Requirements. The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (A) the sum of (i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) certain items of non-cash income. In addition, if the Company disposes of any Built-In Gain Asset during its Recognition Period, the Company will be required, pursuant to Treasury Regulations which have not yet been promulgated, to distribute at least 95% of the Built-In-Gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment date after such declaration and if the Company so elects and specifies the dollar amount in its tax return. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. The Company has made and intends to make timely distributions sufficient to satisfy these annual distribution requirements.

     It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the distribution requirements described above due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company. The Company will closely monitor the relationship between its REIT taxable income and cash flow to avoid problems with the distribution requirements. In the event that timing differences occur, in order to meet the distribution requirements, the Company might find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

     Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.


TAX ASPECTS OF THE PARTNERSHIPS

     In General. Some the Company's investments are held indirectly through the Partnerships. In general, partnerships are "pass-through" entities which are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. The Company includes and will continue to include in its income its proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, the Company will include its proportionate share of assets held by the Partnerships. See "Taxation of the Company."

     Entity Classification. The Company's interests in the Partnerships involve special tax considerations, including the possibility of a challenge by the IRS of the status of any one of the Partnerships as a partnership (as opposed to an association taxable as a corporation) for federal income tax purposes. If any one of the Partnerships were treated as an association, such partnership would be taxable as a corporation and therefore be subject to an entity-level tax on its income. In such a situation, the character of the Company's assets and items of gross income would change and preclude the Company from satisfying the asset tests and possibly the income tests (see "Federal Income Tax Considerations -- Taxation of the Company -- Asset Tests" and "-- Income Tests"), and in turn would prevent the Company from qualifying as a REIT. See "-Failure to Qualify" above for a discussion of the effect of the Company's failure to meet such tests for a taxable year. In addition, a change in the any one of the Partnerships' status for tax purposes might be treated as a taxable event in which case the Company might incur a tax liability without any related cash distributions.

     Under Treasury Regulations in effect at the time of the formation of the Partnerships, an organization formed as a partnership will be treated as a partnership for federal income tax purposes, rather than as a corporation, only if it has no more than two of the four corporate characteristics that the Treasury Regulations use to distinguish a partnership from a corporation for tax purposes. These four characteristics are (i) continuity of life, (ii) centralization of management, (iii) limited liability and (iv) free transferability of interests. The Company has not requested, and does not intend to request, a ruling from the IRS that the Partnerships will be treated as partnerships for federal income tax purposes. However, the Company believes that the Partnerships have been and will continue to be treated as partnerships for federal income tax purposes (and not as associations or a publicly traded partnerships taxable as corporations).

     The IRS recently finalized and published certain Treasury Regulations (the "Final Regulations") which provide that a domestic business entity not otherwise classified as a corporation and which has at least two members (an "Eligible Entity") may elect to be taxed as a partnership for federal income tax purposes. The Final Regulations apply for tax periods beginnings on or after January 1, 1997 (the "Effective Date"). Unless it elects otherwise, an Eligible Entity in existence prior to the Effective Date will have the same classification for federal income tax purposes that it claimed under the entity classification Treasury Regulations in effect prior to the Effective Date. In addition, an Eligible Entity which did not exist, or did not claim a classification, prior to the Effective Date, will be classified as a partnership for federal income tax purposes unless it elects otherwise.

     Partnership Allocations. Although a partnership agreement will generally determine the allocation of income and loss among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder. Generally, Section 704(b) and the Treasury Regulations promulgated thereunder require that partnership allocations respect the economic arrangement of the partners.

     If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Partnerships' allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

     Basis in Partnership Interests. The Company's adjusted tax basis in its interest in each of the Partnerships generally (i) will be equal to the amount of cash and the basis of any other property contributed to the Partnership by the Company, (ii) will be increased by (a) its allocable share of the Partnership's income and (b) its allocable share of indebtedness of the Partnership and (iii) will be reduced, but not below zero, by the Company's allocable share of (a) losses suffered by the Partnership, (b) the amount of cash distributed to the Company and (c) by constructive distributions resulting from a reduction in the Company's share of indebtedness of the Partnership.

     If the allocation of the Company's distributive share of a Partnership's loss exceeds the adjusted tax basis of the Company's partnership interest in such Partnership, the recognition of such excess loss will be deferred until such time and to the extent that the Company has adjusted tax basis in its interest in the Partnership. To the extent that a Partnership's distributions, or any decrease in the Company's share of the indebtedness of such Partnership (such decreases being considered a constructive cash distribution to the partners), exceeds the Company's adjusted tax basis, such excess distributions (including such constructive distributions) constitute taxable income to the Company. Such taxable income will normally be characterized as a capital gain, and if the Company's interest in the Partnership has been held for longer than the long-term capital gain holding period (currently one year), such distributions and constructive distributions will constitute long-term capital gain.


OTHER TAX MATTERS

     The Company owns and operates a number of properties through wholly-owned subsidiaries (the "QRSs"). The Company has owned 100% of the stock of each of the QRSs at all times that each of the QRSs has been in existence. As a result, the QRSs will be treated as "qualified REIT subsidiaries" under the Code. Code
Section 856(i) provides that a corporation which is a qualified REIT subsidiary shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a qualified REIT subsidiary shall be treated as assets, liabilities and such items (as the case may be) of the REIT. Thus, in applying the requirements described herein, the QRSs will be ignored, and all assets, liabilities and items of income, deduction, and credit of such QRSs will be treated as assets, liabilities and items of the Company. The Company has not, however, sought or received a ruling from the IRS that the QRSs are qualified REIT subsidiaries.

     The Company owns 100% of the nonvoting preferred stock of LTC Ventures, Inc. ("Ventures"). Such shares of nonvoting preferred stock will not constitute voting securities for purposes of the asset tests. Furthermore, the Company has not owned and will not own any of the voting securities of Ventures. Therefore, the Company will not be considered to own more than 10% of the voting securities of such corporation. In addition, the Company believes (and has represented to tax counsel to the Company for purposes of its opinion, as described above) that the value of its securities of Ventures have not exceeded 5% of the total value of the Company's assets, and will not exceed such amounts in the future. Latham & Watkins, in rendering its opinion as to the qualification of the Company as a REIT, is relying on the representation of the Company to such effect. No independent appraisals have been obtained to support this conclusion. The Company will receive dividends from Ventures, which will qualify under the 95% gross income test, but not the 75% gross income test. The Company believes that the aggregate amount of nonqualifying income in any taxable year has not exceeded and will not exceed the limit on nonqualifying income under the gross income tests.


FAILURE TO QUALIFY

     If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. As a result, the Company's failure to qualify as a REIT would substantially reduce the cash available for distribution by the Company to its stockholders. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company would also be prohibited from electing REIT status for the four taxable years following the year during which qualification is lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief. Failure to qualify for even one year could result in the Company's incurring substantial indebtedness (to the extent borrowings are feasible) or liquidating substantial investments in order to pay the resulting taxes.

TAXATION OF TAXABLE U.S. STOCKHOLDERS GENERALLY

     As used herein, the term "U.S. Stockholder" means a holder of shares of Common Stock or Preferred Stock who (for United States federal income tax purposes) (i) is a citizen or resident of the United States, (ii) is a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) is an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

     As long as the Company qualifies as a REIT, distributions made by the Company out of its current or accumulated earnings and profits (and not designated as capital gain dividends) will constitute dividends taxable to its taxable U.S. Stockholders as ordinary income. Such distributions will not be eligible for the dividends received deduction otherwise available with respect to dividends received by U.S. Stockholders that are corporations. Distributions made by the Company that are properly designated by the Company as capital gain dividends will be taxable to taxable U.S. Stockholders as long-term capital gains (to the extent that they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which a U.S. Stockholder has held his shares of Common Stock or Preferred Stock. U.S. Stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. To the extent that the Company makes distributions (not designated as capital gain dividends) in excess of its current and accumulated earnings and profits, such distributions will be treated first as a tax-free return of capital to each U.S. Stockholder, reducing the adjusted basis which such U.S. Stockholder has in his shares of Common Stock or Preferred Stock for purposes by the amount of such distribution (but not below zero), with distributions in excess of a U.S. Stockholder's adjusted basis in his shares taxable as long-term capital gains (or short-term capital gains if the shares have been held for one year or less), provided that the shares have been held as a capital asset. Dividends declared by the Company in October, November, or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any net operating losses or capital losses of the Company.

     Distributions made by the Company and gain arising from the sale or exchange by a U.S. Stockholder of shares of Common Stock or Preferred Stock will not be treated as passive activity income, and as a result, U.S Stockholders generally will not be able to apply any "passive losses" against such income or gain. Distributions made by the Company (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment income limitation. Gain arising from the sale or other disposition of Common Stock or Preferred Stock, however, will not be treated as investment income unless the U.S. Stockholder elects to reduce the amount of such U.S. Stockholder's total net capital gain eligible for the 28% maximum capital gains rate by the amount of such gain with respect to such Common Stock or Preferred Stock.

     Upon any sale or other disposition of Common Stock or Preferred Stock, a U.S. Stockholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition and (ii) the holder's adjusted basis in such shares of Common Stock or Preferred Stock for tax purposes. Such gain or loss will be capital gain or loss if the shares have been held by the U.S. Stockholder as a capital asset, and will be long-term gain or loss if such shares have been held for more than one year. In general, any loss recognized by a U.S. Stockholder upon the sale or other disposition of shares of Common Stock or Preferred Stock that have been held for six months or less (after applying certain holding period rules) will be treated as long-term capital loss, to the extent of capital gain dividends received by such U.S. Stockholder from the Company which were required to be treated as long-term capital gains.


BACKUP WITHHOLDING

     The Company will report to its U.S. Stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder
(a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Stockholder that does not provide the Company with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to the Company. See "--Taxation of Non-U.S. Stockholders."


TAXATION OF TAX-EXEMPT STOCKHOLDERS

     The IRS has ruled that amounts distributed as dividend by a qualified REIT do not constitute unrelated business taxable income ("UBTI") when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt shareholder (except certain tax-exempt stockholders described below) has not held its shares of Common Stock or Preferred Stock as "debt financed property" within the meaning of the Code and such shares are not otherwise used in a trade or business, the dividend income from the Company will not be UBTI to a tax-exempt shareholder. Similarly, income from the sale of Common Stock or Preferred Stock will not constitute UBTI unless such tax-exempt shareholder has held such shares as "debt financed property" within the meaning of the Code or has used the shares in a trade or business.

     For tax-exempt stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in the Company will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in the Company. Such prospective investors should consult their own tax advisors concerning these "set aside" and reserve requirements.

     Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" shall be treated as UBTI as to any trust which (i ) is described in Section 401(a) of the Code, (ii) is tax-exempt under Section 501(a) of the Code, and (iii) holds more than 10% (by value) of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as "qualified trusts."

     A REIT is a "pension held REIT" if (i) it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by qualified trusts shall be treated, for purposes of the "not closely held" requirement, as owned by the beneficiaries of the trust (rather than by the trust itself), and (ii) either (a) at least one such qualified trust holds more than 25% (by value) of the interests in the REIT, or (b) one or more such qualified trusts, each of which owns more than 10% (by value) of the interests in the REIT, hold in the aggregate more than 50% (by value) of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (i) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (ii) the total gross income of the REIT. A de minimis exception applies where the percentage is less than 5% for any year. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "not closely held" requirement without relying upon the "look-through" exception with respect to qualified trusts. As a result of certain limitations on transfer and ownership of Common Stock or Preferred Stock contained in the Articles of Incorporation, the Company does not expect to be classified as a "pension held REIT."


TAXATION OF NON-U.S. STOCKHOLDERS

     The rules governing United States federal income taxation of the ownership and disposition of stock by persons that are, for purposes of such taxation, nonresident alien individuals, foreign corporations, foreign partnerships or foreign estates or trusts (collectively, "Non-U.S. Stockholders") are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of United States federal income tax and does not address state, local or foreign tax consequences that may be relevant to a Non-U.S. Stockholder in light of its particular circumstances, including, for example, if the investment in the Company is connected to the conduct by a Non-U.S. Stockholder of a U.S. trade or business. In addition, this discussion is based on current law, which is subject to change, and assumes that the Company qualifies for taxation as a REIT. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of federal, state, local and foreign income tax laws with regard to an investment in Common Stock or Preferred Stock, including any reporting requirements.

     Distributions. Distributions by the Company to a Non-U.S. Stockholder that are neither attributable to gain from sales or exchanges by the Company of United States real property interests nor designated by the Company as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions ordinarily will be subject to withholding of United States federal income tax on a gross basis (that is, without allowance of deductions) at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the Non-

U.S. Stockholder of a United States trade or business. Dividends that are effectively connected with such a trade or business will be subject to tax on a net basis (that is, after allowance of deductions) at graduated rates, in the same manner as domestic stockholders are taxed with respect to such dividends and are generally not subject to withholding. Any such dividends received by a Non-U.S. Stockholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     Pursuant to current Treasury Regulations, dividends paid to an address in a country outside the United States are generally presumed to be paid to a resident of such country for purposes of determining the applicability of withholding discussed above and the applicability of a tax treaty rate. Under proposed Treasury Regulations, not currently in effect, however, a Non-U.S. Stockholder who wished to claim the benefit of an applicable treaty rate would be required to satisfy certain certification and other requirements. Under certain treaties, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT, such as the Company. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption discussed above.

     Distributions in excess of current or accumulated earnings and profits of the Company will not be taxable to a Non-U.S. Stockholder to the extent that they do not exceed the adjusted basis of the stockholder's Common Stock or Preferred Stock, but rather will reduce the adjusted basis of such stock. For FIRPTA withholding purposes (discussed below), such distributions (i.e., distributions that are not made out of earnings and profits) will be treated as consideration for the sale or exchange of shares of Common Stock or Preferred Stock. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder's Common Stock or Preferred Stock, they will give rise to gain from the sale or exchange of his stock, the tax treatment of which is described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current or accumulated earnings and profits, the distribution will generally be treated as a dividend for withholding purposes. However, amounts thus withheld are generally refundable if it is subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of the Company.

     Distributions to a Non-U.S. Stockholder that are designated by the Company at the time of distribution as capital gains dividends (other than those arising from the disposition of a United States real property interest) generally will not be subject to United States federal income taxation, unless (i) investment in the Common Stock or Preferred Stock is effectively connected with the Non-U.S. Stockholder's United States trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as domestic stockholders with respect to such gain (except that a stockholder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above), or (ii) the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

     Distributions to a Non-U.S. Stockholder that are attributable to gain from sales or exchanges by the Company of United States real property interests will cause the Non-U.S. Stockholder to be treated as recognizing such gain as income effectively connected with a United States trade or business. A Non-U.S. Stockholder would thus generally be entitled to offset its gross income by allowable deductions and would pay tax on the resulting taxable income at the same rates applicable to domestic stockholders (subject to a special alternative minimum tax in the case of nonresident alien individuals). Also, such gain may be subject to a 30% branch profits tax in the hands of a Non-U.S. Stockholder that is a corporation and is not entitled to treaty relief or exemption, as discussed above. The Company is required to withhold 35% of any such distribution. That amount is creditable against the Non-U.S. Stockholder's United States federal income tax liability. To the extent that such withholding exceeds the actual tax owed by the Non-U.S. Stockholder, the Non-U.S. Stockholder may claim a refund from the IRS.

     The Company or any nominee (e.g., a broker holding shares in street name) may rely on a certificate of non-foreign status on Form W-8 or Form W-9 to determine whether withholding is required on gains realized from the disposition of United States real property interests. A domestic person who holds shares of Common Stock or Preferred Stock on behalf of a Non-U.S. Stockholder will generally bear the burden of withholding, unless the Company has properly designated the appropriate portion of a distribution as a capital gain dividend.

     Sale of Common Stock or Preferred Stock. Gain recognized by a Non-U.S. Stockholder upon the sale or exchange of shares of Common Stock or Preferred Stock generally will not be subject to United States taxation unless such shares constitute a "United States real property interest" within the meaning of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). The Common Stock or the Preferred Stock will not constitute a "United States real property interest" so long as the Company is a "domestically controlled REIT." A "domestically controlled REIT" is a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by Non-U.S.

Stockholders. The Company believes that it is a "domestically controlled REIT," and therefore that the sale of shares of Common Stock or Preferred Stock will not be subject to taxation under FIRPTA. However, because the shares of Common Stock or Preferred Stock will be publicly traded, no assurance can be given that the Company will continue to be a "domestically-controlled REIT." Notwithstanding the foregoing, gain from the sale or exchange of shares of Common Stock or Preferred Stock not otherwise subject to FIRPTA will be taxable to a Non-U.S. Stockholder if (i) the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, which nonresident alien individual will be subject to a 30% United States withholding tax on the amount of such individual's gain, or (ii) the investment in Common Stock or Preferred Stock is effectively connected with the Non-U.S. Stockholder's United States trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as domestic holders (except that a 30% branch profits tax may also apply as described above).

     If the Company does not qualify as or ceases to be a "domestically-controlled REIT," gain arising from the sale or exchange by a Non-U.S. Stockholder of shares of Common Stock or Preferred Stock would be subject to United States taxation under FIRPTA as a sale of a "United States real property interest" unless the shares are "regularly traded" (as defined by applicable Treasury Regulations) on an established securities market (e.g., the New York Stock Exchange) and the selling Non-U.S. Stockholder held no more than 5% (after applying certain constructive ownership rules) of the shares of Common Stock or Preferred Stock during the shorter of (i) the period during which the taxpayer held such shares, or (ii) the 5-year period ending on the date of the disposition of such shares. If gain on the sale or exchange of shares of Common Stock or Preferred Stock were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to regular United States income tax with respect to such gain in the same manner as a U.S. Stockholder (subject to any applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of foreign corporations), and the purchaser of the stock would be required to withhold and remit to the IRS 10% of the purchase price.

     Backup Withholding Tax and Information Reporting. Backup withholding tax (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) and information reporting will generally not apply to distributions paid to Non-U.S. Stockholders outside the United States that are treated as (i) dividends subject to the 30% (or lower treaty rate) withholding tax discussed above, (ii) capital gains dividends or
(iii) distributions attributable to gain from the sale or exchange by the Company of United States real property interests. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of Common Stock or Preferred Stock by or through a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of Common Stock or Preferred Stock by a foreign office of a broker that (a) is a United States person, (b) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (c) is a "controlled foreign corporation" (generally, a foreign corporation controlled by United States stockholders) for United States tax purposes, unless the broker has documentary evidence in its records that the holder is a Non-U.S. Stockholder and certain other conditions are met, or the stockholder otherwise establishes an exemption. Payment to or through a United States office of a broker of the proceeds of a sale of Common Stock or Preferred Stock is subject to both backup withholding and information reporting unless the stockholder certifies under penalty of perjury that the stockholder is a Non-U.S. Stockholder, or otherwise establishes an exemption. A Non-U.S. Stockholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

     New Proposed Regulations. The United States Treasury has recently issued proposed Treasury Regulations regarding the withholding and information reporting rules discussed above. In general, the proposed Treasury Regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify and modify reliance standards. If finalized in their current form, the proposed Treasury Regulations would generally be effective for payments made after December 31, 1997, subject to certain transition rules.


OTHER TAX CONSEQUENCES

     The Company and its investors may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside.

     There may be other federal, state, local or foreign tax considerations applicable to the circumstances of a particular investor. Prospective investors are urged to consult their own tax advisors with respect to such matters.

                              ERISA CONSIDERATIONS

     THE FOLLOWING IS INTENDED TO BE A SUMMARY ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL PLANNING WITH A PROFESSIONAL. EMPLOYEE BENEFIT PLANS, INDIVIDUAL RETIREMENT ACCOUNTS AND INDIVIDUAL RETIREMENT ANNUITIES SUBJECT TO ERISA AND/OR THE CODE ("PLANS") CONSIDERING PURCHASING THE SECURITIES SHOULD CONSULT WITH THEIR OWN TAX OR OTHER APPROPRIATE COUNSEL REGARDING THE APPLICATION OF ERISA AND THE CODE TO THEIR PURCHASE OF THE SECURITIES. PLANS SHOULD ALSO CONSIDER THE ENTIRE DISCUSSION UNDER THE HEADING OF "FEDERAL INCOME TAX CONSIDERATIONS" AS MATERIAL CONTAINED THEREIN IS RELEVANT TO ANY DECISION BY A PLAN TO PURCHASE THE SECURITIES.


FIDUCIARY AND PROHIBITED TRANSACTIONS CONSIDERATIONS

     Certain employee benefit plans and individual retirement accounts and individual retirement annuities ("IRAs") (collectively, "Plans"), are subject to various provisions of the Employee Retirement Income Security Act 1974, as amended ("ERISA") and/or the Code. Before investing in the Securities of the Company, a Plan fiduciary should ensure that such investment is in accordance with ERISA's general fiduciary standards. In making such a determination, a Plan fiduciary should ensure that the investment is in accordance with the governing instruments and the overall policy of the Plan, and that the investment will comply with the diversification and other requirements of ERISA. In addition, provisions of ERISA and the Code prohibit certain transactions using Plan assets that involve persons who have specified relationships with a Plan. The consequences of such prohibited transactions include excise taxes, disqualifications of IRAs and other liabilities. A Plan fiduciary should ensure that any investment in the Securities will not constitute such a prohibited transaction.


PLAN ASSETS ISSUE

     A prohibited transaction may also occur if the underlying assets of the Company are deemed to be Plan assets. In certain circumstances where a Plan holds an interest in an entity, the underlying assets of the entity are deemed to be Plan assets (the "look-through rule"). Under such circumstances, any person that exercises authority or control with respect to the management or disposition of such underlying assets, and any person who provides investment advice with respect to such assets for a fee (direct or indirect), is a Plan fiduciary. Plan assets are not defined in ERISA or the Code, but the United States Department of Labor has issued regulations, effective March 13, 1987 (the "Regulations"), that outline the circumstances under which a Plan's interest in an entity will be subject to the look-through rule.

     The Regulations provide that the look-through rule applies only to the purchase by a Plan of an "equity interest" in an entity, such as common stock of a REIT. The term "equity interest" means any interest in an entity other than an instrument that is treated as indebtedness under applicable local law and that has no substantial equity features. However, the Regulations provide an exception to the look-through rule for equity interests that are "publicly-offered securities" and certain other exceptions.

     Under the Regulations, a "publicly-offered security" is a security that is
(1) freely transferable, (2) part of a class of securities that is widely-held, and (3) part of a class of securities that is registered under Section 12(b) or 12(g) of the Exchange Act or sold to a Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities of which such security is a part is registered under the Exchange Act within 120 days (or such later time as may be allowed by the Securities and Exchange Commission) after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred. Whether a security is considered "freely transferable" depends on the facts and circumstances of each case. Generally, if the security is part of an offering in which the minimum investment is $10,000 or less and any restriction on or prohibition against any transfer or assignment of such security is for the purposes of preventing a termination or reclassification of the entity for federal or state tax purposes, such restrictions will not prevent the security from being considered freely transferable. A class of securities is considered "widely-held" only if it is a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A class of securities will not fail to be widely-held solely because subsequent to the initial offering the number of independent investors falls below 100 as a result of events beyond the control of the issuer.

     It is anticipated by the Company that the Common Stock will meet the criteria of the publicly-offered securities exception to the look-through rule. First, the Company anticipates that the Common Stock will be considered to be freely transferable, as the only restrictions on and prohibitions against its transfer or assignment are those required under federal tax laws to maintain the Company's status as a REIT. Second, the Company believes that the Common Stock will be held by 100 or more investors and that at least 100 or more of these investors will be independent of the Company and of one another. Third, the Common Stock will be sold as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and will be registered under the Securities Act within 120 days after the end of the fiscal year of the Company during which the offering of such securities to the public occurs Accordingly, the Company believes that if a Plan purchases the Common Stock, the Company's underlying assets should not be deemed to be Plan assets and, therefore, that any person who exercises authority or control with respect to the Company's underlying assets or who provides investment advice with respect to such assets for a fee (direct or indirect) should not be a Plan fiduciary. If the Company sells Preferred Stock and/or Debt Securities, the Prospectus Supplement with respect to such offering will disclose whether the Company believes that such Preferred Stock and/or Debt Securities would be Plan assets. If the Preferred Stock and/or Debt Securities are considered Plan assets, the Company will not sell such Preferred Stock and/or Debt Securities to Plans unless an exception or exemption is applicable.



                              PLAN OF DISTRIBUTION

     The Company may sell Securities in any of three ways: (i) through underwriting syndicates represented by one or more managing underwriters, or by one or more underwriters without a syndicate; (ii) through agents designated from time to time; and (iii) directly to institutional investors. The names of any underwriters or agents of the Company involved in the sale of the Securities in respect of which this Prospectus is being delivered and any applicable commissions or discounts will be set forth in the Prospectus Supplement. The net proceeds to the Company from each such sale will also be set forth in the Prospectus Supplement.

     Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with or perform services for the Company in the ordinary course of business.



                                 LEGAL MATTERS

     The validity of the Securities offered hereby will be passed upon for the Company by Latham & Watkins, Los Angeles, California.



                                    EXPERTS

     The consolidated financial statements and financial statement schedules of LTC Properties, Inc. appearing in the 1996 Annual Report on Form 10-K have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements LTC PROPERTIES, INC. are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  No dealer, salesman or other person has been authorized to give any information or to make any representations, other than those herein, in connection with this offering and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any other person. This Prospectus and related Prospectus Supplement does not constitute an offer to sell, or solicitation of an offer to buy, any of the Securities in any jurisdiction any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this Prospectus and related Prospectus Supplement at any time does not imply that the information in the Prospectus and related Prospectus Supplement is correct as of any time subsequent to its date.



           TABLE OF CONTENTS
           -----------------

         Prospectus Supplement
         ---------------------
                                          PAGE
                                          ----
The Company............................    S-2
Recent Developments....................    S-2
Use of Proceeds........................    S-4
Certain Transactions with Assisted
     Living Affiliates.................    S-5
Legal Matters..........................    S-6

               PROSPECTUS

Available Information..................      2
Documents Incorporated by
  Reference............................      2
The Company............................      3
Risk Factors...........................      4
Ratio of Earnings to Fixed Charges.....      8
Use of Proceeds........................      8
Description of the Company's Capital
  Stock................................      9
Description of Debt Securities.........     12
Description of Preferred Stock.........     18
Federal Income Tax Considerations......     21
ERISA Considerations...................     31
Plan of Distribution...................     32
Legal Matters..........................     32
Experts................................     32








                                 500,000 SHARES



                              LTC PROPERTIES, INC.



                                  COMMON STOCK




                             ---------------------
                             PROSPECTUS SUPPLEMENT
                             ---------------------


                               September 26, 1997